UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☑	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
ALON USA ENERGY, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☑		No fee required.

☐		Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐		Fee paid previously with preliminary materials:

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount previously paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Our Stockholders:
The Board of Directors has determined that the 2012 Annual Meeting of Stockholders of Alon USA Energy, Inc., or Alon, will be held on May 1, 2012 at 9:00 a.m., Dallas, Texas time, at The Frontiers of Flight Museum, 6911 Lemmon Avenue, Dallas, Texas 75209, for the following purposes:

(1)	To elect nine directors to serve until the 2012 annual meeting;

(2)
To approve an amendment to Alon's Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 100,000,000 to 150,000,000 and to increase the number of authorized shares of preferred stock from 10,000,000 to 15,000,000;

(3)	To approve an amendment to the Alon USA Energy, Inc. Amended and Restated 2005 Incentive Compensation Plan;

(4)
To approve the issuance of shares of Alon’s common stock to certain shareholders of Alon Israel Oil Company, Ltd. and their affiliates upon conversion of, or as dividend payments on, the shares of 8.50% Series B Convertible Preferred Stock;

(5)	To approve the issuance of Alon common stock in exchange for shares of non-voting common stock of Alon Assets, Inc. and Alon USA Operating, Inc.

(6)	To ratify the appointment of KPMG LLP as Alon's independent registered public accounting firm for 2012; and

(7)	To transact any other business properly brought before the annual meeting.
Information concerning the matters to be voted upon at the annual meeting is set forth in the accompanying Proxy Statement. Holders of record of Alon’s common stock as of the close of business on are entitled to notice of, and to vote at, the annual meeting.
To make it easier for you to vote, Internet and telephone voting are available. To vote, please sign, date and return the proxy card (if you have requested a paper copy of the proxy materials) or vote using the Internet or telephone voting procedures described on the Notice of Internet Availability. Please do not return the Notice of Internet Availability. The Notice of Internet Availability is not a valid proxy. We urge you to vote your proxy promptly by Internet, telephone or mail, whether or not you plan to attend the annual meeting in person. If you do attend the annual meeting in person, you may withdraw your proxy and vote personally on all matters brought before the annual meeting.
          Important Notice Regarding the Availability of Proxy Materials for the 2012 Annual Meeting of Stockholders to be held on May 1, 2012. We have elected to take advantage of the U.S. Securities and Exchange Commission rules that allow companies to furnish proxy materials to their stockholders on the internet. These rules allow us to provide information our stockholders need while lowering the costs of delivery and reducing the environmental impact of our annual meeting. Alon's Notice of Annual Meeting, Proxy Statement and Annual Report to Stockholders for the fiscal year ended December 31, 2011 are available on the Internet at www.proxydocs.com/alj.
By order of the Board of Directors,

Sarah Braley Campbell
Corporate Secretary

Alon USA Energy, Inc.
7616 LBJ Freeway, Suite 300
Dallas, Texas 75251
March 22, 2012

PROPOSAL 5. APPROVAL OF ISSUANCE OF ALON COMMON STOCK IN EXCHANGE FOR SHARES OF NON-VOTING COMMON STOCK OF ALON ASSETS, INC. AND ALON USA OPERATING, INC.	43
PROPOSAL 6. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	45
OTHER MATTERS	46
INCORPORATION BY REFERENCE	46
STOCKHOLDER PROPOSALS	46
Stockholder Recommendations for Nomination of Directors	46
Stockholder Proposals for Annual Meeting in 2012	46
APPENDIX A	48
APPENDIX B	52

ALON USA ENERGY, INC.
PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
May 1, 2012
GENERAL INFORMATION
This Proxy Statement and the proxy card are being made available to stockholders beginning on or about March 22, 2012 in connection with the solicitation of proxies by the Board of Directors of Alon USA Energy, Inc., which we refer to as Alon or the Company, to be voted at the 2012 Annual Meeting of Stockholders of Alon to be held May 1, 2012 and at any postponement or adjournment thereof. The accompanying notice describes the time, place and purposes of the annual meeting.
Alon will take advantage of the “Notice and Access” rules adopted by the U.S. Securities and Exchange Commission which allow public companies to deliver a Notice of Internet Availability of Proxy Materials, or Notice of Internet Availability, and provide Internet access to the proxy materials and annual report to their stockholders. The use of Notice and Access generates significant cost savings for Alon.
In lieu of paper copies of the proxy statement and other materials, most of our stockholders will receive a Notice of Internet Availability containing instructions on how to access the proxy materials and annual report and vote online. Please follow the instructions on the Notice of Internet Availability for requesting paper or e-mail copies of our proxy materials and annual report. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions with links to the proxy materials, annual report and to the proxy voting site. Your election to receive proxy materials by e-mail will remain in effect until you instruct us otherwise. Choosing to receive your future proxy materials by e-mail will save Alon the cost of printing and mailing documents to you.
Holders of record of Alon’s common stock, $0.01 par value, at the close of business on March 12, 2012, the record date, are entitled to vote on the matters presented at the annual meeting. On the record date, there were 56,101,986 shares of common stock issued and outstanding and entitled to one vote per share. The common stock is the only outstanding class of voting securities of Alon.
The holders of a majority of the outstanding shares of common stock on the record date, present in person or represented by proxy, will constitute a quorum for the transaction of business at the annual meeting. For purposes of determining whether a quorum exists, abstentions and broker non-votes will be included in determining the number of shares present or represented at the annual meeting. If the persons present or represented by proxy at the annual meeting constitute the holders of less than a majority of the outstanding shares of common stock as of the record date, the annual meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum.
A “broker non-vote” occurs when your broker submits a proxy card for your shares of common stock held in a fiduciary capacity (often referred to as being held in “street name”), but does not indicate a vote on a particular matter because the broker has not received voting instructions from you and does not have authority to vote on that matter without such instructions. Under the rules that govern brokers who are voting shares held in street name, brokers have the discretion to vote those shares on routine matters but not on non-routine matters. Routine matters include the ratification of the appointment of the independent registered public accountants. Non-routine matters include the election of directors, amendments to Alon's certificate of incorporation, amendments to Alon's incentive compensation plan, issuance of common stock to related parties (as defined in the rules of the New York Stock Exchange, or NYSE), and stockholder proposals. In order to obtain approval of the matters brought to a vote at the annual meeting, the following votes are required:

•	the affirmative vote of the holders of a plurality of the shares of common stock represented at the annual meeting and actually voted is required for the election of any nominee as a director;

•
the affirmative vote of the holders of a majority of the shares of common stock represented at the annual meeting and actually voted is required to approve an amendment to Alon's Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 100,000,000 to 150,000,000 and to increase the number of authorized shares of preferred stock from 10,000,000 to 15,000,000, to approve an amendment to the Alon USA Energy, Inc. Amended and Restated 2005 Incentive Compensation Plan and for the ratification of KPMG LLP as Alon's independent registered public accounting firm for 2012.

•
the affirmative vote of the majority of the votes cast on the proposal, provided that the total votes cast on the proposal represents over 50% of all outstanding securities entitled to vote, is required for the approval of the the issuance of shares of Alon’s common stock to certain shareholders of Alon Israel Oil Company, Ltd. and their affiliates upon conversion of, or as dividend payments on, the shares of 8.50% Series B Convertible Preferred Stock and the issuance of Alon common stock in exchange for shares of non-voting common stock of Alon Assets, Inc. and Alon USA Operating, Inc.
Consequently, abstentions will have the effect of a vote against election of directors, amendments to Alon's certificate of incorporation, amendments to Alon's incentive compensation plan and the issuance of common stock to related parties (as defined in the rules of the New York Stock Exchange, or NYSE), but will have no effect on the election of directors. Broker non-votes will have no effect on the outcome of the various proposals to be considered at the annual meeting.
Shares will be voted as indicated by the stockholder by Internet or telephone or on the proxy card. A stockholder who has given a proxy may revoke it as to any proposal on which a vote has not already been taken by signing a proxy bearing a later date or by a written notice delivered to the Secretary of Alon USA Energy, Inc. in care of Mediant Communications, Attention: Proxy Department, at 200 Regency Forest Drive, Suite 110, Cary, NC 27518 or at the executive offices of Alon USA Energy, Inc., 7616 LBJ Freeway, Suite 300, Dallas, Texas 75251, at any time up to the meeting or any postponement or adjournment thereof, or by delivering it to the Chairman of the meeting. If no instructions are indicated, such shares will be voted:

•	FOR the director nominees identified below;

•
FOR the approval of an amendment to Alon's Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 100,000,000 to 150,000,000 and to increase the number of authorized shares of preferred stock from 10,000,000 to 15,000,000;

•	FOR the approval of an amendment to the Alon USA Energy, Inc. Amended and Restated 2005 Incentive Compensation Plan;

•
FOR the approval of the issuance of shares of Alon’s common stock to certain shareholders of Alon Israel Oil Company, Ltd. and their affiliates upon conversion of, or as dividend payments on, the shares of 8.50% Series B Convertible Preferred Stock;

•	FOR the approval of issuance of Alon common stock in exchange for shares of non-voting common stock of Alon Assets, Inc. and Alon USA Operating, Inc.

•	FOR the ratification of the appointment of KPMG LLP as Alon's independent registered public accounting firm for 2012; and

•
In the discretion of the persons named on your proxy card for any other item that may be properly proposed at the annual meeting of stockholders, including a motion to adjourn or postpone the annual meeting.

Alon pays for the cost of soliciting proxies for the annual meeting. In addition to the solicitation of proxies by mail, proxies may be solicited by email, telephone and otherwise by directors, officers or employees of Alon, none of whom will be specially compensated for such activities. Alon also intends to request that brokers, banks and other nominees solicit proxies from their principals and will reimburse such brokers, banks and other nominees for reasonable expenses incurred by them in connection with such activities.
CORPORATE GOVERNANCE MATTERS
The Board of Directors
At the date of this Proxy Statement, the Board of Directors, or the Board, consists of nine members. Nine director nominees have been nominated for election at the annual meeting to serve for a one-year term expiring at Alon’s annual meeting of stockholders in 2013.
During 2011, the Board held eight meetings. Each director attended at least 75% of the total number of meetings of the Board and committees on which he served. Two of our directors attended Alon’s annual meeting of stockholders held in 2011. Under Alon’s Corporate Governance Guidelines, each director is expected to devote the time necessary to appropriately discharge his or her responsibilities and to rigorously prepare for, and attend and participate in, Board meetings and meetings of Board committees on which he or she serves. Each director is expected to ensure that other commitments do not materially interfere with his or her service on the Board of Alon.
The age, principal occupation, board qualifications and certain other information for each director nominee are set forth below:
David Wiessman, 57, has served as Executive Chairman of the Board of Directors of Alon since July 2000 and served as President and Chief Executive Officer of Alon from its formation in 2000 until May 2005. Mr. Wiessman has over 25 years of oil industry and marketing experience. Since 1994, Mr. Wiessman has been Chief Executive Officer, President and a director of Alon Israel Oil Company, Ltd., or Alon Israel, Alon’s parent company. In 1987, Mr. Wiessman became Chief Executive Officer of, and a stockholder in, Bielsol Investments (1987) Ltd., or Bielsol, which acquired a 50% interest in Alon Israel in 1992. In 1976, after serving in the Israeli Air Force, he became Chief Executive Officer of Bielsol Ltd., a privately-owned Israeli company that owns and operates gasoline stations and owns real estate in Israel. Mr. Wiessman has also been Executive Chairman of the Board of Directors of Alon Holdings Blue Square-Israel, Ltd., which is listed on the NYSE and the Tel Aviv Stock Exchange, or TASE, since 2003; Chairman of Blue Square Real Estate Ltd., which is listed on the TASE, since 2006; and Executive Chairman of the Board and President of Dor-Alon Energy Israel (1988) Ltd., which is listed on the TASE, since 2005, and all of which are subsidiaries of Alon Israel. Mr. Wiessman has also been Executive Chairman of the Board of Directors of Alon Refining Krotz Springs, Inc., or Krotz Springs, since 2008. Krotz Springs is a subsidiary of Alon through which Alon conducts its Louisiana refining business and which has publicly traded debt in the United States. The Board has concluded that Mr. Wiessman’s vision, business expertise, industry experience, leadership skills and devotion to community service qualify him to serve as Executive Chairman of the Board.
Ron W. Haddock, 71, has served as a director of Alon since December 2000. From January 1989 to July 2000, Mr. Haddock served as Chief Executive Officer of Fina, Inc. Mr. Haddock has served as Chairman of the Board of AEI Services, LLC, an international power generation and distribution, and natural gas transmission distribution company since 2006 and its interim Chief Executive Officer since May 2011; and Safety-Kleen Systems, Inc., a waste management, oil recycling and refining company since 2003. Mr. Haddock also has served as a director of Trinity Industries, Inc., a diversified transportation, industrial and construction company since 2007; and Petron Corporation, an oil refining and marketing company since 2009. The Board has concluded that Mr. Haddock’s extensive directorship experience, past executive positions within the refining industry, financial reporting background and expertise qualify him to serve as a member of the Board.
Jeff D. Morris, 60, has served Vice Chairman of the Board of Directors of Alon since May 2011 and a director since May 2005. Prior to this Mr. Morris served as our Chief Executive Officer from May 2005 to May 2011, our Chief Executive Officer of our operating subsidiaries from July 2000 to May 2011, our President from May 2005 until March 2010 and President of our operating subsidiaries from July 2000 until March 2010. Prior to joining Alon, he held various positions at Fina, Inc., where he began his career in 1974. Mr. Morris served as Vice President of Fina’s SouthEastern Business Unit from 1998 to 2000 and as Vice President of its SouthWestern Business Unit from 1995 to 1998. In these capacities, he was responsible for both the Big Spring refinery and Fina’s Port Arthur refinery and the crude oil gathering assets and marketing activities for both business units. Mr. Morris has also been a director of Krotz Springs since 2008. The Board has concluded that Mr. Morris’ position as Chief Executive Officer of Alon, detailed knowledge of Alon’s operations and assets, expertise in oil refining and marketing, devotion to community service and management skills qualify him to serve as a member of the Board.
Itzhak Bader, 65, has served as a director of Alon since August 2000. Mr. Bader has also served as Chairman of the Board of Directors of Alon Israel since 1993. He is Chairman of Granot Cooperative Regional Organization Corporation, a purchasing organization of the Kibbutz movement, a position he has held since 1995. In addition, he is also Chairman of Gat Givat Haim Agricultural Cooperative for Conservation of Agricultural Production Ltd., an Israeli beverage producer, a position he has held since 1999. Mr. Bader has also been the Co-Chairman of Dor-Alon Energy in Israel (1988) Ltd. since 2005, a director of Alon Holdings Blue Square-Israel, Ltd. since 2003 and a director of Blue Square Real Estate Ltd. since 2005, each a subsidiary of Alon Israel. The Board has concluded that Mr. Bader’s experience gained while serving as a director on a number of companies’ boards, including several chairman positions, qualifies him to serve as a member of the Board.
Boaz Biran, 48, has served as director of Alon since May 2002. Mr. Biran has been a director of Bielsol since 1998 and served as Chairman of the Board of Directors of Rosebud Real Estate Ltd., an investment company in Israel listed on the TASE, since November 2003. Mr. Biran was also a partner in Shraga F. Biran & Co., a law firm in Israel, from 1999 to 2008. The Board has concluded that Mr. Biran’s broad business background and experience, legal expertise and directorship experience qualify him to serve as a member of the Board.
Shlomo Even, 55, has served as a director since November 2009. Mr. Even has been a certified public accountant and partner of the certified public accounting firm of Tiroshi Even since 1986. Mr. Even has also been a director of Alon Israel since 2002 (and previously from 1994 to 1999), Dor-Alon Energy in Israel (1988) Ltd. since September 1999, Alon Holdings Blue Square-Israel Ltd. since July 2003, Rosebud Real Estate Ltd. since July 2000, and Alon Natural Gas Ltd., which is listed on the TASE, since November 2009. Shlomo Even is the brother of Shai Even, our Senior Vice President and Chief Financial Officer. The Board has concluded that Mr. Even’s public accounting experience, knowledge of corporate financial reporting and directorship experience qualify him to serve as a member of the Board.
Yeshayahu Pery, 78, has served as a director of Alon since August 2003. Mr. Pery has also served as a director of Alon Israel from 1997 until 2010. He is Chairman of MIGAL INC., a technology institute in the biotechnology field, a position he has held since 1998. From 1997 until 2004, Mr. Pery served as Chairman and Chief Executive Officer of Galilee Cooperative Organization, a purchasing and finance organization of the Kibbutz movement. In addition, Mr. Pery served as Chairman of Agricultural Insurance Association and the Atudot pension fund between 1995 and 2004. The Board has concluded that Mr. Pery’s experience gained while serving as a director on a number of companies’ boards, including several chairman positions, qualifies him to serve as a member of the Board.
Zalman Segal, 75, has served as a director of Alon since July 2005. Mr. Segal is a director of Union Bank Israel, an Israeli bank listed on the TASE, a position he has held since February 2010. Mr. Segal has also served as Chairman of the board of directors of Bank Leumi Romania, a financial services company, from August 2006 through August 2008. Mr. Segal served from 1989 through 2006 as Vice Chairman of the Board of directors of Bank Leumi USA and its subsidiary, Leumi Investment Services. Mr. Segal served from 1989 through 2005 as Chief Executive Officer and as director of Bank Leumi USA, where he was responsible for the commercial banking business of Bank Leumi USA in the Western Hemisphere. The Board has concluded that Mr. Segal’s extensive financial education and expertise, including his PhD in banking and marketing from New York University, combined with his management and directorship experiences in financial and banking companies, qualify him to serve as a member of the Board.
Avraham Shochat, 75, has served as a director of Alon since October 2005. From 1988 to January 2006 he served as a member of the Israeli Parliament, where he chaired or was a member of various committees including economics, finance, defense, foreign affairs and education. From 1992 to 1996 and 1999 to 2001, Mr. Shochat served as Israel’s Minister of Finance and from October 2000 to March 2001 as the country’s Minister of Infrastructure. Mr. Shochat has also been a director of Israel Chemicals Ltd., a company engaged in the development, manufacture and marketing of fertilizers and industrial and performance products and which is listed on the TASE, since 2006; Bank Mizrahi Tefahot Ltd., Israel’s fourth largest bank and which is listed on the TASE, since 2006; and Direct Insurance Financial Investments Ltd., an insurance company and which listed on the TASE, since 2006. The Board has concluded that Mr. Shochat’s financial education and expertise, directorship experience and unique leadership and executive experience as Israel’s Minister of Finance and Minister of Infrastructure qualify him to serve as member of the Board.
Independent Directors
The Board has determined that Alon is a “controlled company” for the purposes of Section 303A of the NYSE Listed Company Manual because more than 50% of the voting power for the election of directors of Alon is held by Alon Israel. As such, Alon relies on exemptions from the provisions of Section 303A that would otherwise require it, among other things, to have a board of directors composed of a majority of independent directors.
Under the NYSE’s listing standards, a director will not be deemed independent unless the Board affirmatively determines that the director has no material relationship with Alon. Based upon information requested from and provided by each director concerning their background, employment and affiliations, including commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, the Board has determined that each of Messrs. Segal, Haddock and Shochat has no material relationship with Alon, either directly or as a partner, stockholder or officer of an organization that has a relationship with Alon, and is therefore independent of Alon and its management under the NYSE’s listing standards.
Committees of the Board
The Board has a standing Audit Committee and Compensation Committee. As a controlled company, Alon relies on exemptions from the provisions of Section 303A of the NYSE Listed Company Manual that would otherwise require it, among other things, to have a Compensation Committee composed of independent directors and to have a Nominating and Corporate Governance Committee. Currently, Messrs. Segal, Haddock and Shochat serve on the Audit Committee, and Messrs. Morris and Wiessman serve on the Compensation Committee.
As a controlled company, the Board does not believe that it is necessary to have a Nominating and Corporate Governance Committee or a committee performing the functions thereof, and does not have such a committee or charter. The entire Board (including Messrs. Wiessman, Bader, Biran, Even, Grinshpon, Morris and Pery, Alon’s non-independent directors) participates in the nomination of director candidates. The Board identifies individuals qualified to become Board members in accordance with Alon’s Corporate Governance Guidelines. In identifying candidates, the Board considers such factors as it deems appropriate, including the individual’s education, experience, reputation, judgment, skill, integrity, industry knowledge, the degree to which the individual’s qualities and attributes complement those of other Board members, and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board. Although Alon does not have a defined diversity policy, when considering such factors the Board tries to identify candidates that will create a balanced and diverse leadership group with a variety of opinions, perspectives and backgrounds in the context of the requirements of the Board at that point in time.
Audit Committee. The purposes of the Audit Committee are to assist the Board in its oversight of (i) the integrity of Alon’s financial statements, (ii) Alon’s compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications and independence, and (iv) the performance of Alon’s internal audit function, as well as to prepare an audit committee report for inclusion in Alon’s annual proxy statement. The Audit Committee met four times during 2011. The Audit Committee Charter, which, among other things, sets forth the Audit Committee’s responsibilities, is available in the “Corporate Governance” section of the “Investors” section of Alon’s website (www.alonusa.com).
The Audit Committee consists of Messrs. Segal, Haddock and Shochat. The Board has determined that (i) each of Messrs. Segal, Haddock and Shochat meets the audit committee independence criteria specified in the rules promulgated by the Securities and Exchange Commission, or SEC, and the NYSE’s listing standards, (ii) each of Messrs. Segal, Haddock and Shochat has a basic understanding of finance and accounting and is able to read and understand fundamental financial statements, (iii) each of Messrs. Segal, Haddock and Shochat has accounting or related financial management expertise, and (iv) Mr. Segal, the Chairperson of the Audit Committee, is an “audit committee financial expert” within the meaning of Item 407(d) of Regulation S-K.
Compensation Committee. The purpose of the Compensation Committee is to establish and administer Alon’s policies, programs and procedures for determining compensation for Alon’s executive officers and Board members. The Compensation Committee reviews and reports to the Board on matters related to compensation strategies, policies and programs, including management development, incentive compensation and employee benefit programs. For further information regarding the Compensation Committee’s processes and procedures for consideration of executive compensation, see “Compensation Discussion and Analysis” below.
The Compensation Committee consists of Messrs. Wiessman and Bader. The Compensation Committee met 2 times during 2011. The Compensation Committee Charter, which, among other things, sets forth Compensation Committee’s responsibilities, is available in the “Corporate Governance” section of the “Investors” section of Alon’s website (www.alonusa.com).
Corporate Governance Guidelines, Code of Business Conduct and Ethics and Committee Charters
The full texts of Alon’s Corporate Governance Guidelines and Code of Business Conduct and Ethics, as well as the charters for the Audit Committee and Compensation Committee, are available in the “Corporate Governance” section of the “Investors” section of Alon’s website (www.alonusa.com). Alon intends to post any amendment to or waiver of its Code of Business Conduct and Ethics (to the extent such waiver is applicable to its directors or executive officers) at this location on its website within four days of such amendment or waiver.
Board Leadership Structure
At this time the Board has elected to separate the Chief Executive Officer and Chairman of the Board positions of Alon. While the Board recognizes that these positions have overlapping roles and duties, the Board believes that given the distinctive talents, expertise and experience of Messrs. Eisman and Wiessman, it is advantageous to separate the positions and utilize each in different roles. The Board believes that Mr. Eisman's’ expertise in the refining and marketing industry and management experience are best utilized in allowing him to focus on strategic and operational decisions affecting Alon’s refining and marketing business as our Chief Executive Officer. Given Mr. Wiessman’s experience in energy, marketing and financial markets and in leading other companies’ boards of directors, the Board believes he best serves Alon in a role that allows him to lead the Board and represent stockholder interests as our Chairman of the Board.
Board’s Role in Risk Management
The Board, through the Audit Committee, conducts periodic assessments of the risks facing Alon. As a result of these assessments, the Board determines the appropriate course of action to be taken to mitigate perceived risks. In response to Alon’s exposure to commodity price risk resulting from its significant inventory holdings, the Board established a Risk

Management Committee comprised of senior management to oversee inventory risk management and trading activities. The Risk Management Committee acts pursuant to procedures established in Alon’s Risk Management Policy, which was approved by the Board. The Risk Management Committee reports quarterly to the Audit Committee regarding risk management positions, including hedging or other risk mitigation steps that have been taken, and our Chairman of the Board is advised prior to any new material hedging position being established.
The Board, through the Compensation Committee, considers, in establishing and reviewing Alon’s executive compensation program, whether the program encourages unnecessary or excessive risk taking. The Compensation Committee, in reviewing the current executive compensation program, analyzed Alon’s short- and long-term compensation programs, including the key components of each program, the performance factors for each program, the target awards of each program and the administrative oversight of each program. Based on the foregoing review, the Compensation Committee believes that Alon’s executive compensation program does not encourage unnecessary or excessive risk taking.
Base salaries are fixed in amount and thus do not encourage risk taking. While a portion of the annual cash bonuses paid to the executives focuses on individual performance and contributions and on the financial performance of Alon’s refineries, and such bonus system may encourage the taking of short-term risks, the Compensation Committee believes that the bonus program appropriately balances risk and the desire to focus employees on specific short-term goals important to Alon’s success, and that it does not encourage unnecessary or excessive risk taking. Furthermore, a portion of the annual cash bonuses paid to our executives focuses on the safety and environmental objectives of our refineries, which does not encourage risk taking. The executive officers also receive long-term equity awards that are designed to align executive and stockholder long-term interests by creating a strong and direct link between executive compensation and stockholder return. The Compensation Committee believes that these awards do not encourage unnecessary or excessive risk taking since the ultimate value of the awards is tied to the Company’s stock price, and since awards are staggered and subject to long-term vesting schedules to help ensure that executives have significant value tied to long-term stock price performance.
Based on the foregoing, the Compensation Committee concluded that Alon’s executive compensation program is not reasonably likely to have a material adverse effect on Alon.
Presiding Director
The NYSE’s listing standards require Alon’s non-management directors to meet at regularly scheduled executive sessions without management. Alon’s non-management directors met 5 times in such executive sessions in 2011. Mr. Pery presided over each such session.
Communication with Directors
Any stockholder or other interested party who wishes to communicate directly with the Board or any committee thereof, or any member or group of members of the Board or any committee thereof, may do so by writing to the Board or the applicable committee thereof (or one or more named individuals) in care of the Secretary of Alon USA Energy, Inc., 7616 LBJ Freeway, Suite 300, Dallas, Texas 75251. All communications received will be collected by the Secretary of Alon and forwarded to the appropriate director or directors.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL HOLDERS AND MANAGEMENT
The following table presents information regarding the number of shares of Alon common stock beneficially owned as of March 1, 2012 by each of Alon’s directors, each executive officer of Alon named in the Summary Compensation Table, and all such directors and executive officers of Alon as a group. In addition, the table presents information about each person known by Alon to beneficially own 5% or more of Alon’s outstanding common stock. Unless otherwise indicated by footnote, the beneficial owner exercises sole voting and investment power over the shares. Additionally, unless otherwise indicated by footnote, the percentage of outstanding shares is calculated on the basis of 56,107,986 shares of Alon common stock outstanding as of March 1, 2012.

	Beneficial Share Ownership
Directors, Executive Officers and 5% Stockholders	Number of Shares	Percent of Outstanding Shares
Directors and Executive Officers:
David Wiessman (1)	2,874,731	5.12%
Itzhak Bader	—	—
Boaz Biran	—	—
Shlomo Even	—	—
Ron W. Haddock	24,588	*
Jeff D. Morris (2)	100	*
Yeshayahu Pery	—	—
Zalman Segal	12,088	*
Avraham Shochat (3)	10,701	*
Shai Even (4)	50,000	*
Paul Esiman (4)	—	—
Alan Moret (4)	55,000	*
Michael Oster (4)	40,093	*
All directors and executive officers as a group (14 persons) (1)(2)(3)(4)	3,079,801	5.49%
5% or more Stockholders:
Alon Israel Oil Company, Ltd. (5)(6)	43,136,201	70.37%
___________
*    Indicates less than 1%

(1)
Includes: (a) a right to exchange a 2.71% ownership interest in Alon Israel held in trust by Eitan Shmueli, as trustee, of which Mr. Wiessman is the sole beneficiary, for a 2.71% ownership interest in certain subsidiaries of Alon Israel, including Alon, which if exercised in full as of March 1, 2011 would represent 1,520,526 shares of Alon common stock; and (b) 1,354,205 shares of Alon common stock held by Mr. Wiessman.

(2)
Jeff D. Morris (the Vice Chairman of the Board of Directors of Alon), Claire A. Hart (an executive officer of Alon) and Joseph A. Concienne, III (a former officer of Alon) each own shares of non-voting stock of Alon Assets, Inc., or Alon Assets, and Alon USA Operating, Inc., or Alon Operating. Alon Assets and Alon Operating are subsidiaries of Alon through which Alon conducts substantially all of its business. As of March 1, 2012, there were 298,490.29 shares of capital stock of Alon Assets outstanding and 112,087.83 shares of capital stock of Alon Operating outstanding. Messrs. Morris, Hart and Concienne each own shares of non-voting stock of Alon Assets and Alon Operating as set forth in the following table:

	Alon Assets		Alon Operating
Name of Beneficial Owner	Non-voting Common Stock	Percent of All Common Stock	Non-voting Common Stock	Percent of All Common Stock
Jeff D. Morris	12,439.6	4.17%	4,671.4	4.17%
Claire A. Hart	3,109.7	1.04%	1,167.7	1.04%
Joseph A. Concienne	1,346.1	0.45%	505.5	0.45%
Total	16,895.4	5.66%	6,344.6	5.66%

(3)	Shares of Alon common stock are held in trust by Sian Holdings Enterprises LTD., which is an entity controlled by Mr. Shochat.

(4)
Pursuant to the Alon USA Energy, Inc. Amended and Restated 2005 Incentive Compensation Plan, or the 2005 Incentive Compensation Plan, on March 7, 2007 Alon made grants of Stock Appreciation Rights (SARs) to certain officers at a grant price of $28.46 per share. On January 25, 2010, Alon amended the March 7, 2007 SARs grants to extend the exercise period. The SARs granted on March 7, 2007 vest as follows: 50% on March 7, 2009, 25% on March 7, 2010 and 25% on March 7, 2011 and are exercisable (as amended) during the 3-year period following the date of vesting.

Pursuant to the 2005 Incentive Compensation Plan, on January 25, 2010 Alon made grants of SARs to certain officers at a grant price of $16.00 per share. The SARs granted on January 25, 2010 vest as follows: 50% on December 10, 2011, 25% on December 10, 2012 and 25% on December 10, 2013 and are exercisable during the 365-day period following the date of vesting.
Pursuant to the 2005 Incentive Compensation Plan, on March 1, 2010 Alon made grants of SARs to Paul Eisman. 50% of the SARs granted had a grant price of $10.00 per share and 50% had a grant price of $16.00 per share. The SARs granted on March 1, 2010 vest as follows: 50% on March 1, 2012, 25% on March 1, 2013 and 25% on March 1, 2014.
When exercised, the SARs are convertible into shares of Alon common stock, the number of which will be determined at the time of exercise by calculating the difference between the closing price of Alon common stock on the exercise date and the grant price of the SARs (the "Spread"), multiplying the Spread by the number of SARs being exercised and then dividing the product by the closing price of Alon common stock on the exercise date. In no event may a SAR be exercised if the Spread is not a positive number. On March 1, 2011, the reported closing price for Alon common stock on the NYSE was $9.82 which was less than the respective grant prices, and, as a result, no shares are reflected in this table in respect of the SARs.

(5)
Alon Israel filed a Schedule 13D/A with the SEC on July 18, 2011 reporting that Alon Israel beneficially owned 42,970,127 shares of Alon common stock. The 42,970,127 shares consists of 37,777,177 shares of Alon common stock held directly by Alon Israel, and 5,192,950 shares of Alon common stock underlying the 3,500,000 shares of Alon's 8.50% Series A Convertible Preferred Stock, or Alon's preferred stock, held by Alon Israel based on the conversion price as of July 1, 2011. Assuming conversion of all the shares of preferred stock held by Alon Israel (but not including conversion by other Series A Preferred Stock holders), Alon Israel would own approximately 70.41% of the outstanding Alon common stock and would have sole power to vote or to direct the vote and sole power to dispose of or to direct the disposition of 42,970,127 shares.

Since Alon Israel's July 18, 2011 filing 13D/A Alon has issued 166,064 shares of Alon common stock to Alon Israel in payment of the third and fourth quarter 2011 Preferred Stock dividend payment. Alon Israel's beneficial ownership of Alon common stock represented in the table above includes the 42,970,127 shares reported in the July 18, 2011 13D/A filing and the 166,064 shares from the dividend payments.
The address of Alon Israel and Tabris is Europark (France Building), Kibbutz Yakum 60972, Israel.
As of March 1, 2012, Alon Israel had 6,215,185 ordinary shares outstanding (excluding non-voting treasury shares), which were owned of record as follows:

Record Holder	Number of Shares	Percent of Outstanding Shares
Bielsol Investments (1987) Ltd. (a)	3,131,375	50.38%
Several Purchase Organizations of the Kibbutz Movement (b)	2,915,497	46.91%
Mr. Eitan Shmueli, as trustee (c)	168,313	2.71%
Total	6,215,185	100.00%
___________

(a)
Bielsol is beneficially owned (1) 80.0% by Shebug Ltd., an Israeli limited liability company that is wholly owned by the family of Shraga Biran (where all voting rights have been granted to Shraga Biran), the father of Boaz Biran, one of Alon’s directors, and (2) 20.0% by David Wiessman, the Executive Chairman of the Board. The address of Bielsol is 1 Denmark St., Petach-Tivka, Israel.

(b)
The Kibbutz Movement is a combination of approximately 270 economic cooperatives, or purchase organizations, engaged in agriculture, industry and commerce in Israel. The shares of Alon Israel shown in the table above as owned by several purchase organizations of the Kibbutz Movement are owned of record by nine such purchase organizations. Each of the purchase organizations that owns of record 5% or more of the outstanding shares of Alon Israel is shown on the following table:

Purchase Organization	Number of Shares	Percent of Outstanding Shares
Aloney Granot Cooperative Regional Organization Corporation (i)	505,172	8.13%
Mishkey Emek Hayarden Ltd.	489,012	7.87%
Miskey Hanegev Export Ltd.	476,209	7.66%
Mishkey Darom Holdings Cooperative Regional Organization Corporation	385,519	6.20%
Mishkey Galil elyon Cooperative Regional Organization Corporation	391,005	6.29%
Alonit Cooperative Regional Organization Corporation	405,394	6.52%

(i)
Itzhak Bader, one of Alon's directors, is Chairman of Granot Cooperative Regional Organization Corporation. The purchase organizations of the Kibbutz Movement have granted a holding company, or the Holding Company, an irrevocable power of attorney to vote all of the shares of Alon Israel held by such purchase organizations. The Holding Company is an Israeli limited liability company that is owned by nine organizations of the Kibbutz Movement, some of which are also stockholders of Alon Israel. One of Alon's directors, Mr. Bader, is Chairman of the Holding Company.

(c)
The shares of Alon Israel held by Mr. Eitan Shmueli are held by him as trustee of a trust which David Wiessman, the Executive Chairman of the Board, is the sole beneficiary. These shares are treated as non-voting shares. Bielsol, the purchase organizations of the Kibbutz Movement and the Holding Company are parties to a shareholders agreement. Under that agreement:

•
Certain major decisions made by Alon Israel require the approval of more than 75% of the voting interests in Alon Israel or of more than 75% of the board of directors of Alon Israel, as applicable. The provisions of the shareholders agreement relating to approval of major transactions involving Alon Israel also apply to approval of major transactions involving significant subsidiaries of Alon Israel, including Alon.

•
The number of directors of Alon Israel must be between three and 12. The provision under the agreement currently allows Bielsol to elect six directors and the purchase organizations of the Kibbutz Movement to elect five directors.

•	There are various rights of first refusal among the shareholders who are party to the agreement.

(6)
Alon Israel has caused, or has agreed to cause, up to $15.0 million of letters of credit to be issued for the benefit of Krotz Springs. Alon Israel has the option to withdraw the $15.0 million of letters of credit and acquire shares of preferred stock of Alon Refining Louisiana, Inc. ("Alon Louisiana"), a subsidiary of Alon, in an amount equal to such withdrawn letters of credit. The shares of Alon Louisiana's preferred stock acquired upon withdrawal of the $15.0 million of letters of credit are exchangeable under certain circumstances for shares of Alon common stock. Additionally, Alon has an option to issue shares of Alon common stock to Alon Israel in satisfaction of the payment obligations under promissory notes to be issued by a subsidiary of Alon in the event of a draw of any of the $15.0 million of letters of credit. For more information, see "Certain Relationships and Related Party Transactions—Transactions with Management and Others— Transactions with Alon Israel—L/Cs."

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and regulations of the SEC thereunder require Alon’s executive officers and directors and persons who own more than ten percent of Alon’s common stock, as well as certain affiliates of such persons, to file initial reports of ownership and changes in ownership with the SEC. Executive officers, directors and persons owning more than ten percent of Alon’s common stock are required by SEC regulations to furnish Alon with copies of all Section 16(a) reports they file. Based solely on its review of the copies of such reports received by it and written representations that no other reports were required for those persons, Alon believes that, during the year ended December 31, 2011, all filing requirements applicable to its executive officers, directors and owners of more than ten percent of Alon’s common stock were satisfied other than one Form 4 not filed on a timely basis, which was ultimately filed on May 23, 2011, reporting the purchase of 1,000 shares on May 17, 2011 by Alon Israel. Pursuant to powers of attorney in favor of Alon, Section 16(a) reports for Alon Israel are prepared and filed by Alon, but this filing was late due to a clerical oversight.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Introduction
The Compensation Discussion and Analysis provides a description of the objectives of Alon’s executive compensation policies, a description of the Compensation Committee and a discussion of the material elements of the compensation of each of the executive officers listed below, who are referred to as Alon’s named executive officers:

Name	Title
Paul Eisman	President and Chief Executive Officer
Jeff D. Morris	Vice Chairman of the Board of Directors
Shai Even	Senior Vice President and Chief Financial Officer
David Wiessman	Executive Chairman of the Board of Directors
Alan Moret	Senior Vice President of Supply
Michael Oster	Senior Vice President of Mergers and Acquisitions
Objectives of Compensation Policies
The objectives of Alon’s compensation policies are to attract, motivate and retain qualified management and personnel who are highly talented while ensuring that executive officers and other employees are compensated in a manner that advances both the short and long-term interests of stockholders. In pursuing these objectives, the Compensation Committee believes that compensation should reward executive officers and other employees for both their personal performance and Alon’s performance. In determining compensation levels for Alon’s executive officers, the Compensation Committee considers the scope of an individual’s responsibilities, external competitiveness of total compensation, an individual’s performance, prior experience and current and prior compensation, the performance of Alon and the attainment of financial and strategic objectives.
Alon’s management provides compensation recommendations to the Compensation Committee; however, the final determination of a compensation package for the named executive officers is made solely by the Compensation Committee, except with respect to the compensation package of Mr. Eisman. The compensation package for Mr. Eisman is determined by Mr. Wiessman in consultation with the Board. Alon does not currently engage any consultants relating to executive and/or director compensation practices. The Compensation Committee may consider the compensation practices of other companies when making a determination; however, Alon does not benchmark its compensation packages to any particular company or group of companies.
Compensation Program Elements
Alon compensates its employees and named executive officers through a combination of base salary, annual bonuses and awards granted pursuant to the 2005 Incentive Compensation Plan. The Compensation Committee considers each element of Alon’s overall compensation program applicable to an employee or named executive officer when making any decision affecting that employee’s or named executive officer’s compensation. The particular elements of Alon’s compensation program are explained below.
Base Salaries. Base salary levels are designed to attract and retain highly qualified individuals. Each executive officer is eligible to participate with Alon’s other employees in an annual program for merit increases to the executive’s base salary. Pursuant to this program, each officer’s performance is evaluated annually utilizing a number of factors divided into three categories: (i) individual performance objectives and results, (ii) competencies in core skills and knowledge, and (iii) professional development. Each executive officer reviews his evaluation with Mr. Eisman and individualized performance objectives for the following year are established. Based on the results of these evaluations, each executive officer receives an overall score that is considered by the Compensation Committee when determining any increase in base compensation. The precise amount of any increase in base compensation varies based on the executive’s current level of compensation when compared to others in the Company at the same pay grade and the results of the annual evaluation. The Compensation Committee may also consider available information on prevailing compensation levels for executive-level employees at comparable companies in Alon’s industry.
The 2011 salaries of the named executive officers of Alon are included in “Executive Compensation — Summary Compensation Table 2011.”
During 2011, Messrs. Eisman, Even, Moret and Oster received a base salary increase as a result of annual review process. Mr. Morris resigned as Chief Executive Officer in May 2011 and became Vice Chairman of the Board of Directors and consequently he had a salary decrease in 2011. Mr. Wiessman's salary increases are set forth in his Executive Employment Agreement. Base salaries for Alon’s named executive officers in 2011 and the amount of base salary increase (decrease) from 2010 were as follows:

Name	Amount of Base Salary Increase from 2010	2011 Base Salary
Paul Eisman	$8,000	$408,000
Jeff D. Morris	(183,100)	150,000
Shai Even	6,000	306,000
David Wiessman	26,000	288,500
Alan Moret	6,399	324,500
Michael Oster	5,100	260,100
Annual Bonuses. Executive officers and key employees may be awarded bonuses outside the plans described herein based on individual performance and contributions.
Bonus Plans. The Board has approved three annual bonus plans pursuant to the 2005 Incentive Compensation Plan (collectively, the “Bonus Plans”). Annual cash bonuses under the Bonus Plans are distributed to eligible employees each year based on the previous year’s performance. Bonuses were paid to certain eligible employees in the third quarter of 2011 based on performance during Alon’s 2010 fiscal year and if bonuses are payable based on performance during Alon’s 2011 fiscal year, we expect such bonuses to be paid in the second or third quarter of 2012. Each of the Bonus Plans contains the same plan elements, which are described below. Participation in the Bonus Plans is based on the location of each employee as follows: (i) Alon’s refining and marketing employees and Big Spring refinery employees are eligible to participate in one plan based primarily on the performance of Alon’s Big Spring refinery, (ii) the employees of Alon’s Paramount Petroleum Corporation subsidiary are eligible to participate in a second plan based primarily on the performance of Alon’s California refineries, and (iii) the employees at the Krotz Springs refinery are eligible to participate in the third plan based primarily on the performance of Alon’s Krotz Springs refinery. The bonus potential for Alon’s named executive officers is based 33.3% on the bonus plan for employees of Alon’s Big Spring refinery, 33.3% on the bonus plan for employees of the California refineries and 33.3% on the bonus plan for employees of the Krotz Springs refineries. Under each of the Bonus Plans, bonus payments are based 37.5% on meeting or exceeding target reliability measures, 37.5% on meeting or exceeding target free cash flow measures and 25% on meeting or exceeding target safety and environmental objectives. The bonus pool available under each Bonus Plan is limited to 20% of the aggregate direct salary expenses of the employees eligible to participate in such plan for the applicable year. The bonus potential for Alon’s named executive officers ranges from 65% to 100% of the respective executive officer’s base salary, as established in each executive officer’s employment agreement.
The Compensation Committee believes that the Bonus Plans provide motivation for the eligible employees to attain Alon’s financial objectives as well as refinery reliability and environmental and safety objectives, which have been designed to benefit Alon in both the long- and short-term.
In addition to cash bonuses paid under the Bonus Plans, the Compensation Committee awards cash bonuses from time to time to recognize exemplary results achieved by employees and named executive officers. The amount of any such cash bonus is determined based on the recipient’s pay grade, contribution to the project or result and the benefit to Alon from the recipient’s efforts.
2005 Incentive Compensation Plan. In July 2005, the Board approved the Alon USA Energy, Inc. 2005 Incentive Compensation Plan, and the stockholders approved such plan at Alon’s 2006 annual meeting of stockholders. In 2010, the Board approved an amendment and restatement to such plan and the stockholder approved such amendment and restatement at Alon’s 2010 annual meeting of stockholders. Alon refers to such amended and restated plan as the Alon USA Energy, Inc. Amended and Restated 2005 Incentive Compensation Plan, or the 2005 Incentive Compensation Plan. The 2005 Incentive Compensation Plan is a component of Alon’s overall executive incentive compensation program. The 2005 Incentive Compensation Plan permits the granting of awards in the form of options to purchase common stock, stock appreciation rights, restricted shares of common stock, restricted stock units, performance shares, performance units and senior executive plan bonuses to Alon’s directors, officers and key employees. The Compensation Committee believes that the award of equity-based compensation pursuant to the 2005 Incentive Compensation Plan aligns executive and stockholder long-term interests by creating a strong and direct link between executive compensation and stockholder return. The Compensation Committee also utilizes equity-based compensation with multi-year vesting periods for purposes of executive officer retention. The specific amount of equity-based grants is determined by the Compensation Committee primarily by reference to an employee’s level of authority within Alon. Typically, all executive officers of the same level receive awards that are comparable in amount. To date, Mr. Morris has not participated in grants under the 2005 Incentive Compensation Plan. The grant of restricted shares of common stock and similar equity-based awards also allows Alon’s directors, officers and key employees to develop and maintain a long-term ownership position in Alon. The 2005 Incentive Compensation Plan is currently administered, in the case of awards to participants subject to Section 16 of the Exchange Act, by the Board and, in all other cases, by the Compensation Committee. Subject to the terms of the 2005 Incentive Compensation Plan, the Compensation Committee and the Board have the full authority to select participants to receive awards, determine the types of awards and terms and conditions of awards, and interpret provisions of the 2005 Incentive Compensation Plan. Awards may be made under the 2005 Incentive Compensation Plan to eligible directors, officers and employees of Alon and its subsidiaries, provided that awards qualifying as incentive stock options, as defined under the Internal Revenue Code of 1986, as amended, or the Code, may be granted only to employees.
Option Plans. On August 1, 2000, the board of directors of each of Alon Operating and Alon Assets adopted a stock option plan (collectively, the “Option Plans”), each of which were approved by the stockholders of Alon Operating and Alon Assets, as applicable, in June 2001. The Option Plans authorized grants of options to purchase up to 16,154 shares of Alon Assets and 6,066 shares of Alon Operating. No further options may be granted under the Option Plans. All stock options granted under the Option Plans had ten-year terms. Each year a portion of the options are subject to accelerated vesting and become fully exercisable if Alon achieves certain financial performance and debt service criteria. Upon exercise, Alon reimbursed the optionholder for the exercise price of the shares and under certain circumstances the related federal taxes (gross up-liability). All shares have vested and been exercised under the Option Plans.
Perquisites. During 2011, Messrs. Even and Oster received vehicle allowances and reimbursement for a de minimis amount of health club costs. Alon’s use of perquisites as an element of compensation is limited in scope and amount. Alon does not view perquisites as a significant element of compensation but does believe that in certain circumstances they can be used in conjunction with base salary to attract, motivate and retain qualified management and personnel in a competitive environment.
Retirement Benefits. Retirement benefits to Alon’s senior management, including Alon’s named executive officers, are currently provided through one of Alon’s 401(k) plans and one of Alons USA's pension plans, each of which are available to most Alon employees, and the Alon USA Energy, Inc. Benefits Restoration Plan, or Benefits Restoration Plan, which provides additional pension benefits to Alon’s highly compensated employees. Non-represented employees, including senior management, are eligible to receive company matching of employee contributions into the 401(k) plan in which they participate of up to 3% of the employee’s base salary. Alon's P\pension plans and the Benefits Restoration Plan are discussed more fully below in the “2011 Pension Benefits” table included in this Proxy Statement.
Employment Agreements
As discussed more fully below in “Employment Agreements and Change of Control Arrangements,” Alon has entered into employment agreements with Messrs. Eisman, Morris, Even, Wiessman, Moret and Oster. Alon’s decision to enter into employment agreements and the terms of those agreements were based on the facts and circumstances at the time and an analysis of competitive market practices.
Methodology of Establishing Compensation Packages
The Compensation Committee does not adhere to any specified formula for determining the apportionment of executive compensation between cash and non-cash awards. The Compensation Committee attempts to design each compensation package to provide incentive to achieve Alon’s performance objectives, appropriately compensate individuals for their experience and contributions and secure the retention of qualified employees. This is accomplished through a combination of the compensation program elements and, in certain instances, through specific incentives not generally available to all Alon employees.
Chief Executive Officer Compensation
The annual compensation of Alon’s Chief Executive Officer, Paul Eisman, is determined by the Compensation Committee based on the compensation principles and programs described above. All cash compensation paid to and stock awards granted under the 2005 Incentive Compensation Plan to, Mr. Eisman in 2011 is reflected in the “Summary Compensation Table” set forth in this Proxy Statement.
Stock Ownership Policy
Alon does not require its directors or executive officers to own shares of Alon stock.
Section 162(m)
Under Section 162(m) of the Code, compensation paid to the Chief Executive Officer or any of the other four most highly compensated individuals in excess of $1,000,000 may not be deducted by Alon in determining its taxable income. This deduction limitation does not apply to certain “performance based” compensation. The Board does not currently intend to award levels of non-performance based compensation that would exceed $1,000,000; however, it may do so in the future if it determines that such compensation is in the best interest of Alon and its stockholders.
Summary Compensation Table
The following table provides a summary of the compensation awarded to, earned by or paid to (i) Messrs. Eisman and Morris Alon’s principal executive officers (PEO) in 2011, (ii) Mr. Even, Alon’s principal financial officer (PFO) in 2011, and (iii) Messrs. Wiessman, Moret and Oster, Alon’s three other most highly compensated executive officers in 2011. Alon refers to these six individuals as its named executive officers. Mr. Eisman replaced Mr. Morris in May 2011 upon Mr. Morris' retirement as Alon’s chief executive officer. The information in the table includes compensation awarded to, earned by or paid to Messrs. Eisman and Morris for all positions held with Alon during 2011.

2011 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (5)	All Other Compensation ($)		Total ($)
Paul Eisman Chief Executive Officer (PEO)	2011	$405,077	$—	$5,735,000	$—	$—	$130,618	$19,547	(6)	$6,290,242
	2010	323,077	—	—	29,720	80,769	—	10,000		443,566
Jeff D. Morris Chief Executive Officer (PEO)	2011	217,606	142,171	—	—	—	424,649	1,272	(7)	785,698
	2010	333,100	—	—	—	83,275	412,501	370,383		1,199,259
	2009	333,100	—	—	—	—	348,370	11,498		692,968
Shai Even Senior Vice President and Chief Financial Officer (PFO)	2011	303,808	376,000	573,500	—	—	98,026	2,124	(8)	1,353,458
	2010	281,100	175,000	—	14,541	70,275	40,210	650		581,776
	2009	268,300	300,000	—	—	—	27,867	1,136		597,303
David Wiessman Executive Chairman of the Board of Directors (9)	2011	367,572	233,682	573,500	—	—	—	43,577	(10)	1,218,331
Alan Moret Senior Vice President of Supply (11)	2011	322,285	200,000	458,800	—	—	6,759	39,038	(12)	1,066,882
	2010	330,337	100,000	—	14,541	82,584	—	39,170		566,632
Michael Oster Senior Vice President of Mergers and Acquisitions	2011	258,237	272,000	458,800			73,323	2,528	(13)	1,064,888
	2010	235,962	167,000	—	7,270	58,990	27,765	1,820		498,807
	2009	225,000	260,000	—	—	—	22,199	1,210		508,409
___________

(1)	This column reflects performance based bonuses awarded to the named executive officers for the fiscal year in which such amounts are earned, regardless of when paid.

(2)
This column reflects the value of the awards based on aggregate grant date fair value determined in accordance with Financial Accounting Standards Board, Accounting Standard Codification 718, Stock Compensation, and does not reflect amounts the named executive officer has actually realized during the fiscal year.

Pursuant to the 2005 Incentive Compensation Plan, on May 5, 2011, Alon made a grant of 500,000 restricted stock units (RSUs) to Mr. Eisman. Each RSU represents the right to receive one share of Alon common stock upon vesting. All 500,000 RSUs vest on March 1, 2015. The RSUs are subject to a restriction on transfer and Mr. Eisman is not entitled to receive dividends on, or vote, the RSUs. Mr. Eisman is entitled to receive, whenever a cash dividend is paid on shares of Alon common stock, an amount of cash equal to the product of the per-share amount of the dividend paid and the Dividend Share Amount (an amount set forth in the award agreement that increases each year). This payment for the fiscal year 2011 totaled $16,000 and is included in the “All Other Compensation” column of this table for Mr. Eisman.
Pursuant to the 2005 Incentive Compensation Plan, on May 10, 2011 Alon made grants of (a) 50,000 shares of restricted stock to each of Messrs. Even and Wiessman and (b) 40,000 shares of restricted stock to each of Messrs. Moret and Oster. The restricted stock is subject to a restriction on transfer and the holders are not entitled to receive dividends on, or vote, the restricted stock until the shares vest. 50% of the shares granted on May 10, 2011 will vest on May 10, 2012 and 50% will vest on May 10, 2016.

(3)
This column reflects the value of the awards based on aggregate grant date fair value determined in accordance with Financial Accounting Standards Board, Accounting Standard Codification 718, Stock Compensation, and does not reflect amounts the named executive officer has actually realized during the fiscal year.

Pursuant to the 2005 Incentive Compensation Plan, on January 25, 2010 Alon made grants of (a) 10,000 Stock Appreciation Rights (SARs) to each of Messrs. Even and Moret and (b) 5,000 SARs to Mr. Oster. The January 25, 2010 SARs have a grant price of $16.00 per share and vest as follows: 50% on December 10, 2011, 25% on December 10, 2012 and 25% on December 10, 2013 and are exercisable during the 365-day period following the date of vesting. When exercised, SARs are convertible into shares of Alon common stock, the number of which will be determined at the time of exercise by calculating the difference between the closing price of Alon common stock on the exercise date and the grant price of the SARs (the "Spread"), multiplying the Spread by the number of SARs being exercised and then dividing the product by the closing price of Alon common stock on the exercise date.

(4)
The amounts shown under Non-Equity Incentive Plan Compensation reflect earnings by the named executive officers under Alon's Bonus Plans for the fiscal year in which such amounts are earned, regardless of when paid. Bonuses under Alon's Bonus Plans are generally paid during the second quarter of the fiscal year following the end of the fiscal year in which they are earned. Bonuses were paid under Alon's Bonus Plans during the second quarter of 2011 to the named executive officers as a result of performance 2010, but no bonuses were paid under Alon's Bonus Plans to the named executive officers as a result of performance during 2009. The amount of bonuses to be paid under Alon's Bonus Plans to the named executive officers as a result of Alon's performance in 2011, if any, cannot presently be determined. It is estimated that such determination will be made in the second or third quarter of 2012, at which time the bonus amounts, if any, will be disclosed by Alon in a Current Report on Form 8-K.

(5)
Reflects the aggregate change in actuarial present value of the named executive officer's accumulated benefit under the Alon USA GP, LLC Pension Plan and Benefits Restoration Plan calculated by (a) assuming mortality according to 2011 IRS Prescribed Mortality-Static Non-annuitant, male and female and (b) applying a discount rate of 6.07% per annum to determine the actuarial present value of the accumulated benefit at December 31, 2009, of 5.75% per annum to determine the actuarial present value of the accumulated benefit at December 31, 2010 of 4.75% per annum to determine the actuarial present value of the accumulated benefit at December 31, 2011.

(6)
Reflects $1,272 of 401(k) matching contribution, $2,275 of relocation expense and $16,000 in payments made pursuant to Mr. Eisman's Restricted Stock Award Agreement between Mr. Eisman and the Company, dated May 5, 2011.

(7)	Reflects $1,272 of 401(k) matching contribution.

(8)	Reflects $1,272 of 401(k) matching contribution, $588 of a vehicle allowance and $264 in heath club cost reimbursement.

(9)	Mr. Wiessman became a named executive officer of Alon in 2011.

(10)	Reflects $26,857 of maintenance, utility and other costs associated Mr. Wiessman's Texas residence and $16,720 for his vehicle lease.

(11)	Mr. Moret became a named executive officer of Alon in 2010.

(12)	Reflect $14,700 of 401(k) matching contribution and $24,338 of unused vacation payments made pursuant to Mr. Moret's employment agreement.

(13)	Reflects $1,530 of 401(k) matching contribution, $824 of a vehicle allowance and $174 in heath club cost reimbursement.
Employment Agreements and Change of Control Arrangements

Paul Eisman. Alon is a party to a Management Employment Agreement with Paul Eisman, the initial term of which is through March 1, 2015, and the term of which automatically renews for one-year terms unless terminated by either party. Mr. Eisman currently receives a base salary of $408,000 per year and is eligible for annual merit increases. Under his employment agreement, Mr. Eisman is entitled to participate in Alon's annual cash bonus plans, pension plan and benefits restoration plan. Additionally, Alon is required to provide Mr. Eisman with additional benefits to the extent such benefits are made available to other employees, including disability, hospitalization, medical and retiree health benefits and life insurance. Mr. Eisman is subject to a covenant not to compete during the term of his employment. In the event that Mr. Eisman is terminated without Cause (as defined in the agreement) or resigns upon at least 30 days' prior written notice for Good Reason (as defined in the agreement), he will be entitled to receive his base salary through the termination date, the prorated share of his annual bonus and a severance payment equal to nine months' base salary. This agreement also prohibits Mr. Eisman from disclosing Alon's proprietary information received through his employment.

Jeff D. Morris. Alon is party an Amended and Restated Executive Employment Agreement with Jeff Morris, the initial term of which is through May 3, 2014, and the term of which automatically renews for one-year terms. Either party may terminate the agreement upon not less than 30 days' prior written notice. Mr. Morris currently receives a base salary of $150,000 per year. Under his employment agreement, Mr. Morris is entitled to participate in Alon's annual cash bonus plan (at the discretion of Alon), pension plan and benefits restoration plan. Additionally, Alon is required to provide Mr. Morris with additional benefits to the extent such benefits are made available to other employees, including disability, hospitalization, medical and retiree health benefits and life insurance. Mr. Morris is subject to a covenant not to compete during the term of his employment and for a period of nine months following the completion thereof. The agreement also provides that during the term of the agreement and for a period of three years thereafter, Mr. Morris shall have the right to be the Chief Technology Officer of, and to invest in up to 20% of the initial equity investment of, any corporate entity created by an affiliate of Alon with a stated purpose related to the research and/or development of clean energy. In the event that Mr. Morris is terminated or resigns upon at least 30 days' prior written notice, he will be entitled to receive his base salary through the termination date and all accrued benefits to the date of termination. This agreement also prohibits Mr. Morris from disclosing Alon's proprietary information received through his employment.
In the event of a change in control of Alon Assets or Alon Operating in which the equity securities owned by Mr. Morris in Alon Assets or Alon Operating (whether actually or contingently owned) are included, which occurs after the termination of Mr. Morris’ employment by us without cause or by Mr. Morris for good reason, Mr. Morris is entitled to receive a cash bonus in the amount of 8% of the amount by which the aggregate implied equity value of Alon Assets and Alon Operating exceeds $20.0 million. The percentage due to Mr. Morris is subject to adjustment based on the number of shares of common stock owned by Mr. Morris that vest prior to any change of control transaction, and the implied equity value of Alon Assets or Alon Operating, as the case may be, is subject to a minimum estimated value based on the year in which the change of control occurs.
Shai Even. Alon is a party to an Executive Employment Agreement with Shai Even, the initial term of which was through August 1, 2006, and the term of which automatically renews for one-year terms unless terminated by either party. Mr. Even currently receives a base salary of $306,000 per year and is eligible for annual merit increases. Under his employment agreement, Mr. Even is entitled to participate in Alon’s annual cash bonus plans, pension plan and benefits restoration plan. Additionally, Alon is required to provide Mr. Even with additional benefits to the extent such benefits are made available to other employees, including disability, hospitalization, medical and retiree health benefits and life insurance. Mr. Even is subject to a covenant not to compete during the term of his employment. In the event that Mr. Even is terminated without Cause (as defined in the agreement) or resigns upon at least 30 days’ prior written notice for Good Reason (as defined in the agreement), he will be entitled to receive his base salary through the termination date, the prorated share of his annual bonus and a severance payment equal to nine months’ base salary. This agreement also prohibits Mr. Even from disclosing Alon’s proprietary information received through his employment.
David Wiessman. Alon is party Agreement of Principles of Employment with Mr. Wiessman, effective January 1, 2010, pursuant to which he will serve as Alon’s Executive Chairman of the Board through January 1, 2015. Pursuant to this agreement, Alon will pay Mr. Wiessman, through a company owned by him, a fee of $29,172 per month, and Mr. Wiessman will be entitled to participate in the pension plans or non-qualified retirement arrangements, bonus plans and any equity plans of Alon Energy and its subsidiaries (except for the Alon Assets, Inc. 2000 Stock Option Plan and Alon Operating, Inc. 2000 Stock Option Plan) at the same level as other executives. Mr. Wiessman will be entitled to a 5% fee increase at the end of each of the first, second, third and fourth year of the agreement. Alon will also pay the maintenance and utility costs associated with Mr. Wiessman’s Dallas, Texas residence, provide medical insurance benefits to Mr. Wiessman and reimburse Mr. Wiessman for airfare incurred to transport his family members between Israel and the United States (up to a maximum of eight tickets per year). Alon or Mr. Wiessman may terminate the agreement on six months notice and Mr. Wiessman will be entitled to receive his full compensation and benefits during the notice period. Upon termination of the agreement by Alon following the notice period, Alon will be required to pay Mr. Wiessman (1) a fee equal to the product of (i) 200% of his monthly fee multiplied by (ii) the number of years of Mr. Wiessman’s service with Alon since August 2000 and (2) 12 months of severance. Upon termination of this agreement by Mr. Wiessman following the notice period, Alon will be required to pay Mr. Wiessman a fee equal to the product of (a) 100% of his monthly fee multiplied by (b) the number of years of Mr. Wiessman’s service with Alon since August 2000.
Alan Moret. Alon is party to an Employment Agreement with Alan Moret, the initial term of which was through November 2005, and the term of which automatically renews for one-year terms unless terminated by either party. Mr. Moret currently receives a base salary of $324,500 per year and is eligible for annual merit increases. Under his employment agreement, Mr. Moret is entitled to participate in Alon’s annual cash bonus plans and a 401(k) plan with matching contribution from Alon of up to 6% of Mr. Moret’s base salary. Additionally, Alon is required to provide Mr. Moret with additional benefits to the extent such benefits are made available to other employees, including disability, hospitalization, medical and retiree health benefits and life insurance. In the event that (i) Mr. Moret is terminated without Cause (as defined in the agreement), (ii) Alon does not elect to extend the employment term (as defined in the agreement) or (iii) Mr. Moret resigns upon at least 90 days’ prior written notice for Good Reason (as defined in the agreement), he will be entitled to receive any earned but unpaid annual bonus as of the date of termination for the previous year and a severance payment equal to four years’ base salary, provide that, he will receive an additional years’ base salary if Alon terminates his employment prior to the then effective employment term. In the event that Mr. Moret’s employment is terminated due to death or disability (as defined in the agreement), he will be entitled to receive any earned but unpaid annual bonus as of the date of termination for the previous year, the prorated share of his annual bonus for the current year and a severance payment equal to four years’ base salary. This agreement also prohibits Mr. Moret from disclosing Alon’s proprietary information received through his employment.
Michael Oster. Alon is party to a Management Employment Agreement with Michael Oster, the initial term of which was through January 1, 2006, and the term of which automatically renews for one-year terms unless terminated by either party. Mr. Oster currently receives a base salary of $260,100 per year and is eligible for annual merit increases. Under his employment agreement, Mr. Oster is entitled to participate in Alon’s annual cash bonus plans, pension plan and benefits restoration plan. Additionally, Alon is required to provide Mr. Oster with additional benefits to the extent such benefits are made available to other employees, including disability, hospitalization, medical and retiree health benefits and life insurance. Mr. Oster is subject to a covenant not to compete during the term of his employment. In the event that Mr. Oster is terminated without Cause (as defined in the agreement) or resigns upon at least 30 days’ prior written notice for Good Reason (as defined in the agreement), he will be entitled to receive his base salary through the termination date, the prorated share of his annual bonus and a severance payment equal to nine months’ base salary. This agreement also prohibits Mr. Oster from disclosing Alon’s proprietary information received through his employment.
The following table sets forth the payments that each of the named executive officers could receive upon the occurrence of any of the events described below. The payments set forth in the table are based on the assumption that the event occurred on December 31, 2011, Alon’s last business day in 2011. The amounts shown in the table do not include payments and benefits, such as accrued salary, accrued vacation and insurance and pension benefits, to the extent that they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment.

Name	Event	Cash Severance ($)		SARs ($)		Total ($)
Paul Eisman	Death or Disability	$—		$—		$—
	Termination, Resignation or Change of Control	306,000		—	(1)	306,000
Jeff D. Morris	Death or Disability	—		—		—
	Termination, Resignation or Change of Control	—		—		—
Shai Even	Death or Disability	—		—	(1)	—
	Termination, Resignation or Change of Control	229,500	(2)	—		229,500
David Wiessman	Death or Disability	—		—	(1)	—
	Termination, Resignation or Change of Control	1,056,770	(3)	—		1,056,770
Alan Moret	Death or Disability	1,298,000	(4)	—	(1)	1,298,000
	Termination, Resignation or Change of Control	1,298,000	(5)	—		1,298,000
Michael Oster	Death or Disability	—		—	(1)	—
	Termination, Resignation or Change of Control	195,075	(6)	—		195,075
___________

(1)
Reflects the value of SARs granted pursuant to the 2005 Incentive Compensation Plan assuming that all such SARs became vested and exercisable on December 30, 2011 (the last trading day of the year). SARs granted to named executive officers vest immediately upon the executive's termination due to disability or death. The closing market price of Alon's common stock on the NYSE on December 30, 2011 was $8.71, which was lower than the $16.00, $10.00 and $28.46 exercise prices for the January 25, 2010, March 1, 2010 and March 7, 2007 SARs and, as a result, a value of $0 is reflected for the SARs.

(2)	Pursuant to Mr. Even's employment agreement, in the event that he is terminated without Cause (as defined in the agreement), resigns for Good Reason (as defined in the agreement) or, if upon a change in control his employment agreement is not assumed by the acquiring person, he will be entitled to receive a severance payment equal to nine months' base salary.

(3)
Pursuant to Mr. Wiessman's employment agreement, in the event that he is terminated by Alon the notice period, Alon will be required to pay Mr. Wiessman (1) a fee equal to the product of (i) 200% of his monthly fee multiplied by (ii) the number of years of Mr. Wiessman’s service with Alon since August 2000 and (2) 12 months of severance. The amount in the table assumes that Alon terminates the agreement. Upon termination of this agreement by Mr. Wiessman following the notice period, Alon will be required to pay Mr. Wiessman a fee equal to the product of (a) 100% of his monthly fee multiplied by (b) the number of years of Mr. Wiessman’s service with Alon since August 2000. This payment amount would be approximately 344,599 at December 31, 2011.

(4)	Pursuant to Mr. Moret's employment agreement, in the event that he is terminated for disability or death, he will be entitled to receive a severance payment equal to four years' base salary.

(5)
Pursuant to Mr. Moret's employment agreement, in the event that he (i) s terminated without Cause (as defined in the agreement), (ii) Alon does not elect to extend the employment term (as defined in the agreement) or (iii) resigns upon at least 90 days' prior written notice for Good Reason (as defined in the agreement), he will a severance payment equal to four years' base salary, provided that, he will receive an additional year's base salary if Alon terminates his employment prior to the end of the then-effective employment term.

(6)
Pursuant to Mr. Oster's employment agreement, in the event that he is terminated without Cause (as defined in the agreement), resigns for Good Reason (as defined in the agreement) or, if upon a change in control his employment agreement is not assumed by the acquiring person, he will be entitled to receive a severance payment equal to nine months' base salary.

Grants of Plan-Based Awards
The following table provides a summary of the grants of plan-based awards made to the named executive officers during the last completed fiscal year.
2011 GRANTS OF PLAN-BASED AWARDS

Name	Board Action Date	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units		Grant Date Fair Value of Stock and Option Awards ($) (3)
Paul Eisman	May 5, 2010	May 5, 2010	500,000	(1)	$5,735,000
Jeff D. Morris	—	—	—		—
Shai Even	May 5, 2010	May 10, 2011	50,000	(2)	573,500
David Wiessman	May 5, 2010	May 10, 2011	50,000	(2)	573,500
Alan Moret	May 5, 2010	May 10, 2011	40,000	(2)	458,800
Michael Oster	May 5, 2010	May 10, 2011	40,000	(2)	458,800
___________

(1)	Reflects RSUs granted pursuant to the 2005 Incentive Compensation Plan on May 10, 2011, as more fully described in Note 2 to the “Summary Compensation Table” above.

(2)	Reflects restricted stock granted pursuant to the 2005 Incentive Compensation Plan on May 10, 2011, as more fully described in Note 2 to the “Summary Compensation Table” above.

(3)
This column reflects the value of the awards based on aggregate grant date fair value determined in accordance with U.S. GAAP and does not reflect amounts the named executive officer has actually realized during 2011.

Outstanding Equity Awards at Fiscal Year-End 2011
The following table provides a summary of equity awards granted to the named executive officers that were outstanding at the end of Alon’s last completed fiscal year, and includes, if applicable, any unexercised options, stock that has not vested and equity incentive plan awards.
2011 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (10)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (12)
Paul Eisman	(1)	(1)	(2)	(3)	500,000	(9)	4,355,000	-		-
Shai Even	(4)	(4)	(5)	(6)	50,000	(9)	435,500	200,000	(11)	1,742,000
	(7)	(7)	(8)	(3)
David Wiessman	-	-	-	-	50,000	(9)	435,500	200,000	(11)	1,742,000
Alan Moret	(4)	(4)	(5)	(6)	40,000	(9)	348,400	160,000	(11)	1,393,600
	(7)	(7)	(8)	(3)
Michael Oster	(4)	(4)	(5)	(6)	40,000	(9)	348,400	160,000	(11)	1,393,600
	(7)	(7)	(8)	(3)
___________

(1)
Pursuant to the 2005 Incentive Compensation Plan 20,000 SARs were granted to Mr. Eisman on March 1, 2010. The SARs granted on March 1, 2010 vest as follows: 50% on March 1, 2012, 25% on March 1, 2013 and 25% on March 1, 2014. Therefore, as of December 31, 2011, no shares were vested or exercisable and as of March 1, 2012, 50% of the shares have vested and were exercisable. When exercised, SARs are convertible into shares of Alon common stock, the number of which will be determined at the time of exercise by calculating the Spread, multiplying the Spread by the number of SARs being exercised and then dividing the product by the closing price of Alon common stock on the exercise date.

(2)	10,000 of the SARs granted on March 1, 2010 to Mr. Eisman have a grant price of $10.00 per share and 10,000 of the SARs granted on March 1, 2010 to Mr. Eisman have a grants price of $16.00 per share.

(3)	The March 1, 2010 SARs and the January 25, 2010 SARs may be exercised during the 1-year period following the applicable date of vesting.

(4)
Pursuant to the 2005 Incentive Compensation Plan 33,333 SARs were granted to Mr. Even, 20,000 SARs were granted to Mr. Moret and 10,000 SARs were granted to Mr. Oster on March 7, 2007. The SARs granted on March 7, 2007 vested as follows: 50% on March 7, 2009, 25% on March 7, 2010 and 25% on March 7, 2011. Therefore, as of December 31, 2011 all SARs were vested and exercisable. When exercised, SARs are convertible into shares of Alon common stock, the number of which will be determined at the time of exercise by calculating the Spread, multiplying the Spread by the number of SARs being exercised and then dividing the product by the closing price of Alon common stock on the exercise date.

(5)	The SARs granted on March 7, 2007 have a grant price of $28.46 per share.

(6)	The SARs granted on March 7, 2007 may be exercised during the 3-year period following the applicable date of vesting.

(7)	Pursuant to the 2005 Incentive Compensation Plan 10,000 SARs were granted to Mr. Even, 10,000 SARs were granted to

Mr. Moret and 5,000 SARs were granted to Mr. Oster on January 25, 2010. The SARs granted on January 25, 2010 vest as follows: 50% on December 10, 2011, 25% on December 10, 2012 and 25% on December 10, 2013. Therefore, as of December 31, 2011, 50% of the SARs had vested and were exercisable and 50% were not exercisable. When exercised, SARs are convertible into shares of Alon common stock, the number of which will be determined at the time of exercise by calculating the Spread, multiplying the Spread by the number of SARs being exercised and then dividing the product by the closing price of Alon common stock on the exercise date.

(8)	The SARs granted on January 25, 2010 have a grant price of $16.00 per share.

(9)	Reflects RSUs granted pursuant to the 2005 Incentive Compensation Plan on May 10, 2011, as more fully described in Note 2 to the “Summary Compensation Table” above.

(10)
This column reflects the value of the awards based on aggregate grant date fair value determined in accordance with Financial Accounting Standards Board, Accounting Standard Codification 718, Stock Compensation, and does not reflect amounts the named executive officer has actually realized during the fiscal year. For purposes of this column the dollar value is calculated based on the closing market price of Alon's common stock on the NYSE on December 30, 2011 (the last trading day of the year), which was $8.71.

(11)
Pursuant to the 2005 Incentive Compensation Plan, on May 5, 2011 Alon entered in award agreements with Messrs. Even, Wiessman, Moret and Oster. Pursuant to such agreements Alon agreed to grant a total of (a) 200,000 shares of restricted stock to each of Messrs. Even and Wiessman over a 4 year period and (b) 160,000 shares of restricted stock to each of Messrs. Moret and Oster over a 4 year period. Once granted, the restricted stock is subject to a restriction on transfer and the holders are not entitled to receive dividends on, or vote, the restricted stock until the shares vest pursuant to the award agreements. As of December 31, 2011, one-fourth of the shares had been granted as detailed in the "Number of Shares or Units of Stock that Have Not Vested" column of this table. 50% of the shares granted but not vested will vest on May 10, 2012 and 50% will vest on May 10, 2016.

(12)
This column reflects the value of the awards based on aggregate grant date fair value determined in accordance with Financial Accounting Standards Board, Accounting Standard Codification 718, Stock Compensation, and does not necessarily reflect amounts the named executive officer will realize. For purposes of this column the dollar value is calculated based on the closing market price of Alon's common stock on the NYSE on December 30, 2011 (the last trading day of the year), which was $8.71.

Pension Benefits
The following table provides a summary of each plan that provides for payments or other benefits at, following, or in connection with retirement, with respect to our named executive officers.
2011 PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)
Paul Eisman	Alon Pension Plan	1.8	$65,828
	Benefits Restoration Plan	1.8	64,790
Jeff D. Morris (1)	Alon Pension Plan	37.7	1,781,581
	Benefits Restoration Plan	37.7	2,829,507
Shai Even	Alon Pension Plan	8.4	180,000
	Benefits Restoration Plan	8.4	77,019
David Wiessman	Alon Pension Plan	-	-
	Benefits Restoration Plan	-	-
Alan Moret	Alon Pension Plan	0.3	6,759
	Benefits Restoration Plan	-	-
Michael Oster	Alon Pension Plan	8.9	166,080
	Benefits Restoration Plan	8.9	35,233
___________

(1)
For purposes of the Alon Pension Plan, and pursuant to Mr. Morris’ employment agreement with Alon, Mr. Morris was credited with approximately 26 years of additional service based on his employment history with Atofina Petrochemicals, Inc., or Fina. Fina was the prior owner and operator of the refinery located in Big Spring, Texas which was acquired by Alon in 2000.

Employees who participate in one of two Alon Pension Plans make no contributions to the pension plan. A participating employee becomes vested in the Alon Pension Plan once that employee has completed five full years of employment, assuming a minimum of 1,000 hours of service per year. After becoming vested, a participating employee has a non-forfeitable right to his vested retirement benefit. A participant’s compensation for purposes of determining benefits under the Alon Pension Plan includes salary, bonus and overtime pay. The bonus amount does not include bonuses paid to Alon’s executives in connection with the Option Plans of Alon Assets or Alon Operating. The normal retirement age under the Alon Pension Plan is 65.
Alon also provides additional pension benefits to Alon’s highly compensated employees through Alon’s Benefits Restoration Plan. If an employee is a participant in the Alon Pension Plan and is subject to the limitation on compensation pursuant to Section 401(a)(17) or 415 of the Code, then the employee can participate in the benefits restoration plan and is eligible for a benefit equal to the benefit that would be payable under the Alon Pension Plan but for the limitations on compensation less the benefit actually payable under the Alon Pension Plan. The Benefits Restoration Plan is unfunded and vests on the same schedule as the Alon Pension Plan.
The compensation covered by the Alon Pension Plan and the credited years of service with respect to Messrs. Eisman, Morris, Even, Wiessman and Oster as of December 31, 2011 are set forth in the table below, assuming retirement at the normal retirement age under the Alon Pension Plan.

Name	Compensation Covered by the Pension Plan	Credited Years of Service
Paul Eisman	$449,050	1.8
Jeff D. Morris	585,906	37.7
Shai Even	332,134	8.4
David Wiessman	-	-
Alan Moret	340,246	0.3
Michael Oster	285,951	8.9
As of December 31, 2011, Jeff D. Morris, Alon’s Vice Chairman of the Board of Directors, was eligible for early retirement under the Alon Pension Plan. If Mr. Morris were to elect early retirement under the Alon Pension Plan, he would be eligible to receive an annual benefit of $137,349 and a lump sum payment in the amount of $2,816,598. These benefit amounts are calculated based on an assumed average annual compensation level of $585,906.
Compensation of Directors
Non-employee directors receive an annual fee of $50,000 and receive an additional fee of $1,500 per meeting attended ($900 per telephonic meeting attended). Mr. Segal, the chairperson of the Audit Committee, also receives an additional annual fee of $10,000, and each member of the Audit Committee receives an additional fee of $1,500 per Audit Committee meeting attended. In addition, each independent director and each other non-employee director who is not affiliated with Alon Israel or Africa Israel receives $25,000 per year in restricted stock which vests in three equal installments on each of the first, second and third anniversaries of the grant date.
Messrs. Weissman and Morris, Alon’s Executive Chairman of the Board and Vice Chairman of the Board, respectively, do not receive any compensation in respect of their service as a director of the Company. Messrs. Weissman's and Morris’ compensation for their services as executive officers are described in the “Summary Compensation Table” above.
The following table provides a summary of the compensation awarded to, earned by or paid to the directors of Alon, other than Messrs. Wiessman and Morris, during the last completed fiscal year.

2010 DIRECTOR COMPENSATION

Name	Fees Earned ($)	Stock Awards ($) (1)	Total ($)
Itzhak Bader	60,800	—	60,800
Boaz Biran	57,800	—	57,800
Shlomo Even	25,500	—	25,500
Avinadav Grinshpon	67,400	—	67,400
Ron W. Haddock (2)	68,000	25,000	93,000
Yeshayahu Pery	60,800	—	60,800
Zalman Segal (2)	79,800	25,000	104,800
Avraham Shochat (2)	67,400	25,000	92,400
___________

(1)
Reflects the aggregate grant date fair value of 2,005 restricted shares of common stock granted to each of Messrs. Haddock, Segal and Shochat on May 2, 2011 determined in accordance with the Financial Accounting Standards Code Topic 718.

(2)
Messrs. Haddock, Segal and Shochat, our independent directors, each receive $25,000 per year in restricted stock which vests in three equal installments on each of the first, second and third anniversaries of the grant date. At December 31, 2011 each of these directors had 4,969 unvested shares restricted stocks.

Compensation Committee Interlocks and Insider Participation
Alon established a Compensation Committee in 2005 consisting of Jeff D. Morris, Alon’s Chief Executive Officer since May 2005, and David Wiessman, Alon’s Executive Chairman of the Board since July 2000. Mr. Morris was President of Alon from May 2005 until March 2010 and President and Chief Executive Officer of Alon’s subsidiary Alon USA, Inc. since its inception in August 2002 and of Alon’s other operating subsidiaries since July 2000. Mr. Wiessman was Alon’s President and Chief Executive Officer since its formation in 2000 until May 2005. Itzhak Bader replaced Mr. Morris on the Compensation Committee in August 2011. Mr. Badar has been a member of Alon's Board since 2005.
Compensation for Alon’s executive officers other than Messrs. Wiessman is determined by the Compensation Committee. Mr. Wiessman’s compensation is determined by the Board, excluding Mr. Wiessman. See “Certain Relationships and Related Transactions” for information regarding relationships and transactions involving Alon in which Mr. Wiessman had interests.
None of Alon’s executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of the Board.
2011 EQUITY COMPENSATION PLAN INFORMATION
As of December 31, 2011, the 2005 Incentive Compensation Plan was the only compensation plan under which securities of the Company were authorized for issuance. The table below provides information as of December 31, 2011.

Plan Category	Number of shares of common stock to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of shares of common stock remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)	(c)
Equity compensation plans approved by stockholders	—	(1)	n/a	4,864,827
Equity compensation plans not approved by stockholders	—		—	—
Total	—		n/a	4,864,827
___________

(1)	As described in Note 1 to the “Summary Compensation Table”, SARs granted to employees are convertible into shares of

Alon common stock, the number of which will be determined at the time of exercise and based in part on the difference between the grant price and the price of Alon common stock at the time of exercise. Based on the closing price of Alon’s common stock on December 30, 2011 (the last trading day of the year), no shares would have been issuable in respect of the SARs assuming that all such SARs had been exercisable and as a result, no shares are reflected in this column in respect of the SARs.

COMPENSATION COMMITTEE REPORT
The Compensation Committee is responsible for establishing and administering Alon’s policies, programs and procedures for determining compensation for its executive officers and Board members. The Compensation Committee has reviewed and discussed with management the contents of the Compensation Discussion and Analysis. Based on this review and discussion, all of the members of the Compensation Committee, whose names are listed below, have recommended to the Board that the Compensation Discussion and Analysis be included in Alon’s annual report on Form 10-K for the year ended December 31, 2011 or proxy statement on Schedule 14A for filing with the SEC.
Members of the Compensation Committee

David Wiessman	Itzhak Bader
The foregoing report was submitted by the Compensation Committee and shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or Section 18 of the Exchange Act.
AUDIT COMMITTEE REPORT
Management is responsible for Alon’s system of internal controls and the overall financial reporting process. Alon’s independent registered public accounting firm is responsible for performing an independent audit of Alon’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States), and for issuing a report thereon. The Audit Committee is responsible for overseeing management’s conduct of the financial reporting process and systems of internal accounting and financial controls.
The Audit Committee reviewed and discussed with both management and Alon’s independent registered public accounting firm all annual and quarterly financial statements for the fiscal year ended December 31, 2011 prior to their issuance. During 2011, management advised the Audit Committee that each set of financial statements reviewed had been prepared in accordance with U.S. generally accepted accounting principles, and management reviewed significant accounting and disclosure issues with the Audit Committee. These reviews included discussion with the independent registered public accounting firm of matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended (AICPA, Professional Standards, Vol. 1 AU section 380) as adopted by the Public Company Accounting Oversight Board (United States), including the quality of Alon’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee received the written disclosures and the letter from KPMG LLP, or KPMG, required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence and also discussed with KPMG matters relating to its independence, including a review of audit and non-audit fees and the written disclosures and letter from KPMG to the Audit Committee pursuant to Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). Additionally, the Audit Committee reviewed key initiatives and programs aimed at strengthening the effectiveness of Alon’s internal and disclosure control structure, including its internal control over financial reporting.
Taking all of these reviews and discussions into account, all of the Audit Committee members, whose names are listed below, recommended to the Board that it approve the inclusion of Alon’s audited financial statements in Alon’s annual report on Form 10-K for the year ended December 31, 2011, for filing with the SEC.
Members of the Audit Committee

Ron W. Haddock	Zalman Segal	Avraham Shochat
The foregoing report was submitted by the Audit Committee and shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or Section 18 of the Exchange Act.
INDEPENDENT PUBLIC ACCOUNTANTS
Audit Fees. The aggregate fees billed by KPMG for professional services rendered for the audit of Alon’s annual financial statements, the review of the financial statements included in Alon’s annual reports on Form 10-K and quarterly reports on Form 10-Q were $1,186,000 for the year ended December 31, 2011 and $1,150,000 for the year ended December 31, 2010.
Audit-Related Fees. The aggregate fees billed by KPMG for assurance and related services related to the performance of audits or review of Alon’s financial statements and not described above under “Audit Fees” were $361,000 for 2011, primarily related to the audit of entities that Alon has acquired, and $388,000 for 2010.
Tax Fees. No fees were billed by KPMG for professional services rendered for tax compliance, tax advice and tax planning in 2011 and 2010.
All Other Fees. No fees were billed by KPMG for products and services not described above in 2011 and 2010.
Pre-Approval Policies and Procedures. In general, all engagements of Alon’s outside auditors, whether for auditing or non-auditing services, must be pre-approved by the Audit Committee. During 2011, all of the services performed for Alon by KPMG were pre-approved by the Audit Committee. The Audit Committee has considered the compatibility of non-audit services with KPMG’s independence and believes the provision of such non-audit services is compatible with KPMG maintaining its independence.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Review, Approval or Ratification of Transactions with Related Persons
Alon’s Corporate Governance Guidelines, which were adopted by the Board on July 7, 2005, require that the Board exercise appropriate oversight with respect to all related-party transactions, including significant business dealings with directors or their affiliates, substantial charitable contributions to organizations with which a director is affiliated, consulting contracts with, or other indirect forms of compensation to, a director, and extension of credit to directors and executive officers. The Board has not adopted specific policies or procedures for review or approval of related-party transactions or potential conflicts of interest. The Board considers any related-party transaction or potential conflict of interest on a case by case basis and in a manner consistent with its fiduciary obligations under applicable Delaware law and all related party transactions are submitted to a committee of disinterested directors for approval. The Board and the respective disinterested directors believe that the following transactions and relationships during 2011 were reasonable and in the best interest of Alon.

Transactions with Management and Others
Transactions with Alon Israel
Alon is party to transactions with Alon Israel and certain of its subsidiaries, including Alon Holdings Blue Square-Israel Ltd. (“Blue Square”) and Dor-Alon Energy in Israel (1988) Ltd. (“Dor-Alon”). As of March 1, 2012, Alon Israel was the beneficial owner of approximately 67% of Alon's outstanding common stock. Alon Israel is the controlling shareholder of Blue Square, which is the controlling shareholder of Dor-Alon. Certain of our directors, including Messrs. Wiessman and Biran, have beneficial ownership interests in Alon Israel as described in footnote 5 to the “Security Ownership of Certain Beneficial Holders and Management” table.
Loan Agreement and Warrants. On February 21, 2011, Alon Brands, Inc. (“Alon Brands”), a subsidiary of Alon, and Alon Israel entered into a Loan Agreement, pursuant to which Alon Israel loaned $12.0 million to Alon Brands for general corporate purposes. This loan was part of a $30.0 million mezzanine financing transaction in which the remaining $18.0 million was provided by unaffiliated third parties. In connection with this loan, the Company issued to Alon Israel warrants to purchase up to 1,237,113 shares of the Company's common stock.
Pursuant to the terms of the Loan Agreement, the principal amount of the loan will be repaid to Alon Israel in four equal annual payments beginning on March 14, 2013 and ending on March 14, 2016; provided, however, that each scheduled principal payment will automatically be postponed to March 14, 2016 unless Alon Israel notifies Alon Brands in writing, at least 30 days prior to the date of a scheduled principal payment, of its election not to postpone such scheduled payment. The loan bears interest at an annual rate of 7% payable semi-annually.
On March 14, 2011, Alon Israel assigned the $12.0 million loan and all of its interests in the warrants to certain shareholders of Alon Israel and their affiliates, including (i) David Wiessman, our Executive Chairman of the Board and a shareholder of Bielsol (a 50.38% shareholder of Alon Israel), (ii) Shebug Ltd., a shareholder of Bielsol, and (iii) five purchase organizations of the Kibbutz

Movement (each current shareholders of Alon Israel) (the “Alon Israel Brands Investors”). The beneficial ownership interests of the Alon Israel Brands Investors in Alon Israel is described in more detail in footnote 5 to the “Security Ownership of Certain Beneficial Holders and Management” table.
On March 8, 2012, pursuant to the terms of Series B Convertible Preferred Stock Agreements, the Company issued 1,200,000 shares of 8.5% Series B Convertible Preferred Stock, or series B stock, to the Alon Israel Brands Investors who held, in the aggregate, $12.0 million of the Alon Brands term loans, and 1,237,113 warrants to purchase shares of Alon common stock. The issuance of the series B stock was part of a transaction in which the Company repaid in full $30.0 million in obligations under the Alon Brands term loans (the other $18.0 million of which was provided by unaffiliated third parties) and all warrants to purchase shares of Alon common stock issued in connection therewith were surrendered to the Company.
Dividends accrue on each share of series B stock at an annual rate of 8.50% of the liquidation preference of the series B stock of $10.00 per share (equivalent to $0.85 per share per annum). The dividends are payable quarterly in arrears in, at our option, cash, shares of the Company's common stock or a combination of cash and shares of the Company's common stock. Unless our stockholders approve Proposal 4 described below, we may not issue shares of the Company's common stock as payment of dividends on the shares of the series B stock held by the Alon Israel Brands Investors in excess of 1% of the outstanding shares of Alon common stock.
Subject to stockholder approval of Proposal 4 described below, (a) the Alon Israel Brands Investors, like other holders of the series B stock, may elect to convert their shares of the series B stock into shares of Alon common stock at any time at the then applicable conversion rate, and (b) from and after March 8, 2015, upon the occurrence of certain events set forth in the Certificate of Designation for the series B stock, we may, at our option, require that all shares of series B stock be automatically converted into a number of shares of Alon common stock at the then applicable conversion rate. Additional terms of the series B stock are described below under “Proposal 4 - Approval of Issuance of Alon Common Stock to Certain Shareholders of Alon Israel Oil Company, Ltd. and Their Affiliates Upon Conversion of, or as Dividend Payments on, 8.50% Series B Convertible Preferred Stock - Convertible Preferred Stock Rights and Preferences” and in the Certificate of Designation for the series B stock, which was included as an exhibit it to the Annual Report on Form 10-K for the fiscal year ended December 31, 2011 filed by the Company on March 12, 2012
Letter of Credit Fee Agreement. On November 3, 2010, Alon entered into a Letter of Credit Fee Agreement with Alon Israel whereby Alon Israel caused a bank to issue and deliver a $23.0 million letter of credit in favor of Alon USA, LP, a subsidiary of Alon (“Alon LP”), to a supplier of Alon LP to support Alon LP's crude oil purchases. Pursuant to the Letter of Credit Fee Agreement, Alon agreed to pay a fee of 8.5% per annum of the outstanding letter of credit amount. If the letter of credit is drawn upon, Alon has an obligation to repay the amount withdrawn pursuant to the terms of the Letter of Credit Agreement. On an annual basis Alon pays approximately $1.6 million in fees to Alon Israel. The initial term of the Letter of Credit Fee Agreement ended on March 31, 2011 but may be (and has been) extended in Alon Israel's sole discretion for additional six month terms thereafter.
Collateral Fee Agreement. On March 9, 2010, Alon entered into a line letter with Israel Discount Bank of New York (“IDB”), pursuant to which IDB agreed to provide a line of credit to Alon in a maximum amount of $60.0 million. The line of credit is secured by a $30.0 million deposit account maintained at IDB by Alon Israel. On August 5, 2010, in consideration for Alon Isarel maintaining the deposit at IDB, Alon entered into a Collateral Fee Agreement with Alon Israel whereby it agreed to pay a fee to Alon Israel based upon a formula which includes, among other items, costs to Alon Israel associated with the deposit. Currently the fee is 6.0% per annum, and on an annual basis Alon expects to pay approximately $1.8 million in fees to Alon Israel. The initial term of the Collateral Fee Agreement ended on December 31, 2010 and is automatically extended for six month terms thereafter unless terminated by either party after the initial term with 30 days prior written notice.
Sale of Richmond Beach. On June 1, 2010, Alon sold a parcel of land at Richmond Beach, Washington for $19.5 million to BSRE Point Wells, LP (“BSRE”), a subsidiary of Blue Square, pursuant to a Purchase and Sale Agreement dated April 22, 2010. In connection with the sale, Alon entered into a development agreement with BSRE. The agreement provides that Alon and BSRE intend to cooperate in the development and construction of a mixed-use residential and planned community real estate project on the land. As part of this agreement, Alon agreed to pay a quarterly development fee of $0.4 million beginning July 1, 2010 in exchange for the right to participate in the potential profits realized from the development of the land.
L/Cs. Pursuant to the Stockholders Agreement between Alon, Alon Refining Louisiana, Inc. ("Alon Louisiana"), Alon Israel and Alon Louisiana Holdings, Inc. (“Alon Louisiana Holdings”), a subsidiary of Alon and the parent company of Alon Louisiana, Alon Israel agreed to cause letters of credit to be issued in favor of Alon Louisiana in an aggregate amount up to $25.0 million

(the “Additional L/Cs” and, together with the Original L/Cs, the “L/Cs”) and Alon Israel was granted an option (the “L/C Option”), exercisable at any time the L/Cs are outstanding (but subject to the terms of the credit facilities and other binding obligations of Alon Louisiana), to withdraw the L/Cs and acquire shares of Series A Preferred Stock, par value $1,000.00 per share, of Alon Louisiana in an amount equal to such withdrawn L/Cs.
Alon Louisiana Holdings or Alon (subject to the terms of their respective existing credit facilities and other binding obligations) shall pay Alon Israel a fee (which is subject to adjustment) in consideration for causing the issuance of the L/Cs. Alon agreed to use its best efforts and to cause its affiliates to use their respective best efforts (subject to the terms of the respective existing credit facilities and other binding obligations) to (1) replace the L/Cs with its own resources or by obtaining funds or other support through commercially reasonable arrangements with third party financing sources or (2) otherwise secure the release of the letters of credit support requirements. As of December 31, 2011, $65.0 million of the $80.0 million L/Cs have been replaced and the fees payable to Alon Israel in connection with the L/Cs have been deferred.
The Stockholders Agreement provides that, in the event a beneficiary of an L/C draws upon any L/C, Alon Louisiana Holdings shall issue and deliver to Alon Israel a promissory note in a principal amount equal to the amount of such draw and bearing interest at a rate of 10.75% per annum. The promissory note will contain an option on the part of the Company to issue shares of the Company's common stock in satisfaction of the payment obligations thereunder on the first day the Company's securities trading window opens after the issuance of the promissory note.
Registration Rights Agreement. Pursuant to the terms of a Registration Rights Agreement with Alon Israel, Alon has provided Alon Israel with registration rights, including demand registration rights and “piggy-back” registration rights, with respect to Alon common stock owned by Alon Israel. Alon's obligations are subject to limitations relating to a minimum amount of common stock required for registration, the timing of registration and other similar matters. Alon is obligated to pay all expenses incidental to such registration, excluding underwriters' discounts and commissions and certain legal fees and expenses.
SCS Beverage
On February 29, 2004, Alon sold 17 licenses for the sale of alcoholic beverages at 17 stores in New Mexico to SCS Beverage, Inc., a corporation treated as a pass-through entity that is wholly owned by Jeff D. Morris, Alon's Vice Chairman of the Board. Under rules and regulations of the New Mexico Alcohol and Gaming Division, a holder of a license to sell alcoholic beverages in New Mexico must provide substantial documentation in the application for and annual renewal of the license, including detailed questionnaires and fingerprints of the officers and directors of each entity beneficially owning 10% or more of the holder of the license. Alon engaged in this transaction to expedite the process of renewing the licenses by limiting the required disclosures to one individual stockholder. The purchase price paid by SCS Beverage consisted of approximately $2.6 million for the 17 licenses and approximately $0.2 million for the inventory of alcoholic beverages on the closing date. The purchase price was paid by SCS Beverage issuing to Alon a demand promissory note in the amount of $2.8 million. The demand note is payable solely by transferring the licenses and inventory existing at the time of payment back to Alon. The demand note is secured by a pledge of the licenses and the inventory and a pledge of 100% of the stock of SCS Beverage. Pursuant to the purchase and sale agreement, SCS Beverage granted Alon an option to re-acquire the licenses at any time at a purchase price equal to the same purchase price paid by SCS Beverage to acquire the licenses.
As the holder of the New Mexico licenses, SCS Beverage is the only party entitled to purchase alcoholic beverages to be sold at the locations covered by the licenses and to receive revenues from the sale of alcoholic beverages at those locations. Simultaneously with the transfer of the licenses, SCS Beverage entered into a premises lease with Alon to lease space at each of the locations covered by the licenses for the purpose of conducting the alcoholic beverages concessions. The total annual payments by SCS Beverage to Alon under this premises lease agreement have averaged approximately $1.92 million over the last three fiscal years and are subject to adjustment by Alon based on the volume of sales of alcoholic beverages at the locations covered by the licenses. To date, the profits realized by SCS Beverage from the sale of alcoholic beverages at these locations have not exceeded lease payments by SCS Beverage to Alon and it anticipates that this will continue to be the case in the future. As a result.
Mr. Morris has not received any economic benefit from the ownership of SCS Beverage, and Alon does not anticipate that Mr. Morris will derive any economic benefit from his ownership of SCS Beverage in the future.
Alon Assets and Alon Operating Dividends
In connection with dividend payments by Alon to its stockholders in 2011, Messrs. Morris and Hart were paid dividends on the shares held by them in Alon Operating. The total dividends paid to Messrs. Morris and Hart in 2011 from Alon Operating were

$505,789 and $126,431, respectively. In 2011, no dividend payments were made by Alon Assets.

PROPOSAL 1

ELECTION OF DIRECTORS
The following nominees have been selected by the Board for submission to the stockholders: David Wiessman, Itzhak Bader, Boaz Biran, Shlomo Even, Ron W. Haddock, Jeff D. Morris, Yeshayahu Pery, Zalman Segal, and Avraham Shochat, each to serve a one-year term expiring at the annual meeting in 2013.
The Board believes that each director nominee will be able to stand for election. If any nominee becomes unable to stand for election, proxies in favor of that nominee will be voted in favor of the remaining nominees and in favor of any substitute nominee named by the Board. If you do not wish your shares voted for one or more of the nominees, you may so indicate when you vote.
Your Board Recommends a Vote “FOR” Each of the Nominees Above.

PROPOSAL 2

AMENDMENT TO AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

General
The Company's Board of Directors has adopted, declared advisable and is submitting for stockholder approval a proposal to amend and restate the Company's Amended and Restated Certificate of Incorporation to increase the number of authorized shares of the Company's (i) Common Stock from 100,000,000 to 150,000,000 and (ii) Preferred Stock from 10,000,000 to 15,000,000. Specifically, the Company proposes to amend and restate Article IV, Section 1 of the Company's Amended and Restated Certificate of Incorporation to read in its entirety as follows:
"Section 1. Authorized Capital Stock. The Company is authorized to issue two classes of capital stock, designated Common Stock and Preferred Stock. The total number of shares of capital stock that the Company is authorized to issue is 165,000,000 shares, consisting of 150,000,000 shares of Common Stock, par value $0.01 per share, and 15,000,000 shares of Preferred Stock, par value $0.01 per share."
The entire proposed Second Amended and Restated Certificate of Incorporation of the Company is attached hereto as Appendix A. If this proposal is approved, it is expected that the Second Amended and Restated Certificate of Incorporation of the Company attached hereto as Appendix A and reflecting the changes resulting from the proposal to amend and restate Article IV, Section 1 of the Company's Amended and Restated Certificate of Incorporation will subsequently be filed with the Secretary of State of the State of Delaware and will become effective upon the respective filing thereof.
On March 8, 2012, there were 56,107,986 shares of the Company's Common Stock issued and outstanding. 4,864,827 shares of Common Stock have been reserved for issuance in connection with the Company's employee benefit plan and shares of Common Stock have been reserved for issuance in connection with other corporate matters. Additionally, as of March 8, 2012, 7,000,000 shares of the Company's Preferred Stock were issued and outstanding.
Purpose of the Amendment
The Board is recommending this increase in authorized shares of Common Stock and Preferred Stock primarily to give the Company appropriate flexibility to issue shares for future corporate needs. The shares may be issued by the Board in its discretion, subject to any further stockholder action required in the case of any particular issuance by applicable law, regulatory agency, or under the rules of the New York Stock Exchange. Other than previously disclosed, there is no present agreement to issue any shares, but the newly authorized shares of Common Stock and Preferred Stock would be issuable for any proper corporate purpose, including future acquisitions, investment opportunities, capital raising transactions of equity or convertible debt securities, stock splits, stock dividends, issuance under current or future equity compensation plans, employee stock plans and savings plans or for other corporate purposes. There are no immediate plans, arrangements, commitments or understandings with respect to issuance of any of the additional shares of Common Stock or Preferred Stock that would be authorized by the proposed amendment. However, the Board believes that these additional shares will provide the Company with needed ability to issue shares in the future to take advantage of market conditions or strategic opportunities without the potential expense or delay incident to obtaining stockholder approval for a particular issuance.

Rights of Additional Authorized Shares
The additional authorized shares of Common Stock, if and when issued, would be part of the existing class of Common Stock and would have the same rights and privileges as the shares of Common Stock currently outstanding. The additional authorized shares of Preferred Stock may be issued in one or more series as the Board may determine. The Board has the authority to issue the shares of Preferred Stock in one or more series and to fix the number of shares to be included in any such series and the designation, relative powers, preferences, rights and qualifications, limitations or restrictions of such series. As the Company's stockholders do not have preemptive rights with respect to either the Company's Common Stock or Preferred Stock, should the Board of Directors elect to issue additional shares of such stock, existing stockholders would not have any preferential rights to purchase the shares.
Potential Adverse Effects of the Amendment
The adoption of this proposal would have no immediate dilutive effect on the proportional voting power or other rights of existing stockholders; however, future issuances of Common Stock, Preferred Stock or securities convertible into Common Stock could have a dilutive effect on the earnings per share, book value per share, voting power and percentage interest of holdings of current stockholders.
Existing stockholders will be affected by the increase in the authorized shares of Preferred Stock because the Board will have the ability to issue such shares in one or more series that may be senior in rank to our Common Stock, and that may have voting rights that adversely affect the voting power of the existing stockholders. Similarly, holders of our existing Preferred Stock will be affected by the increase in the authorized shares of Preferred Stock because the Board will have the ability to issue such shares in one or more series that may be on terms that are more favorable than, less favorable than or different from the terms of the shares of the existing Preferred Stock.
In addition, the availability of additional shares of Common Stock or Preferred Stock for issuance could, under certain circumstances, discourage or make more difficult efforts to obtain control of the Company. Although nothing would prevent the Board from taking any appropriate actions not inconsistent with its fiduciary duties, the Board is not aware of any attempt, or contemplated attempt, to acquire control of the Company, and this proposal is not being presented with the intent that it be used to prevent or discourage any acquisition attempt.
Effectiveness of the Amendment and Vote Required
If the proposed amendment and restatement is adopted, it will become effective upon the filing of a certificate of amendment to the Company's Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware.
The adoption of this amendment requires an affirmative vote of the majority of votes cast on the proposal, provided that the total votes cast on the proposal represent more than 50% of all outstanding securities entitled to vote on Proposal 2.
Abstentions are counted as "present" for purposes of determining who is entitled to vote on Proposal 2, and therefore will have the effect of a vote against Proposal 2. Broker non-votes are not counted as "present" for purposes of determining who is entitled to vote on Proposal 2, and therefore will have no effect on the outcome of the vote on Proposal 2.
Your Board Recommends a Vote “FOR” Proposal 2.

PROPOSAL 3

APPROVAL OF THE ALON USA ENERGY, INC.
SECOND AMENDED AND RESTATED
2005 INCENTIVE COMPENSATION PLAN

General

The Alon USA Energy, Inc. Amended and Restated 2005 Incentive Compensation Plan, or the Prior 2005 Plan, was approved by our stockholders in 2010. In March 2012 the Board approved a second amended and restated Alon USA Energy, Inc. 2005 Incentive Compensation Plan, or the Second Amended 2005 Plan. The Second Amended 2005 Plan is being submitted to our stockholders to approve the amendments to the Prior 2005 Plan and so that awards to named executive officers under the Second Amended 2005 Plan will continue to be deductible under Section 162(m) of the Code. Because the Committee (as defined in the Second Amended 2005 Plan) has the power to change the targets under the performance goals, the Code requires that certain material terms of the Second Amended 2005 Plan be re-approved by Alon's stockholders at least once every five years in order to remain in compliance with Section 162(m) of the Code. The Board has approved the Second Amended 2005 Plan as a flexible incentive compensation plan that will allow Alon to utilize different forms of compensation awards to attract, retain and reward eligible participants under the Second Amended 2005 Plan and strengthen the mutuality of interests between management and Alon's stockholders.

Set forth below is a summary of (1) the material amendments to the Prior 2005 Plan and (2) the Second Amended 2005 Plan, which is qualified in its entirety by the specific language of the Second Amended 2005 Plan. A copy of the Second Amended 2005 Plan is attached to this Proxy Statement as Appendix B and incorporated herein by reference.

Amendments to the Original 2005 Plan

The Board has approved amendments to the Prior 2005 Plan to (1) extend the term of the Prior 2005 Plan to the tenth anniversary of the date on which the Second Amended 2005 Plan is approved by our stockholders and (2) to amend the definition of the term "Eligible Director" to include directors of subsidiaries of Alon that are designated by the Board.

Summary of the Amended 2005 Plan

Purpose: The purpose of the Second Amended 2005 Plan is to recruit and retain highly qualified directors, executive officers and selected employees, and to provide them incentives to set forth maximum efforts for the success of Alon's business, in order to serve the best interests of Alon and its stockholders.

Term: The Second Amended 2005 Plan will expire on the tenth anniversary of the date on which the Second Amended 2005 Plan is approved by the stockholders. No further awards will be made under the Second Amended 2005 Plan on or after such tenth anniversary. Awards that are outstanding on the date the Second Amended 2005 Plan terminates will remain in effect according to their terms and the provisions of the Second Amended 2005 Plan.

Administration: Except to the extent administration of the Second Amended 2005 Plan has been expressly assumed by the Board pursuant to a resolution of the Board, the Second Amended 2005 Plan will be administered by the Incentive Compensation Committee with respect to participants subject to Section 16 of the Securities Exchange Act of 1934 and the Compensation Committee of the Board with respect to all other participants (the appropriate administering body being hereinafter refereed to as the “Committee”). The Board has assumed administration of the Second Amended 2005 Plan with respect to awards to participants subject to Section 16 of the Securities Exchange Act of 1934. The Compensation Committee and the Board have the full authority and discretion to administer the Second Amended 2005 Plan and to take any action that is necessary or advisable in connection with the administration of the Plan.

Types of Awards: The Second Amended 2005 Plan authorizes the granting of awards in any of the following forms:

Stock options;	Restricted stock units;

Appreciation rights;	Performance shares;

Restricted shares;	Performance units; and

Senior executive plan bonuses.

Eligible Participants: Executive officers, key employees of Alon or a subsidiary of Alon and eligible directors (as defined below) are eligible to participate in the Second Amended 2005 Plan, provided that eligible directors shall be able to participate only for purposes of awards of restricted stock. Alon estimates that approximately 200 individuals, including our executive officers, key employees and eligible directors, are currently eligible to be selected by the Committee to receive awards under the Second Amended 2005 Plan.

Shares Available Under Amended 2005 Plan: Subject to certain adjustments that may be required from time to time to prevent dilution or enlargement of the rights of participants in the Second Amended 2005 Plan, a maximum of 5,200,000 shares will be available for grants of all equity awards under the Second Amended 2005 Plan. Shares of Alon common stock issued pursuant to the Second Amended 2005 Plan may be shares of original issuance or treasury shares or a combination of the foregoing.

Limitations on Awards: Awards under the Second Amended 2005 Plan will be subject to the following limitations:

No more than 5,200,000 shares of common stock, subject to adjustment in accordance with the terms of the Second Amended 2005 Plan, will be issued pursuant to stock options that are intended to qualify as incentive stock options under Section 422 of the Code.

The maximum aggregate number of shares of common stock that: (i) may be subject to stock options or appreciation rights granted to a participant during any calendar year will not exceed 100,000 shares plus an additional 100,000 shares if granted to a participant who has not previously been employed by Alon or its subsidiaries; and (ii) may be granted to a participant during any calendar year as performance shares, restricted shares or restricted stock units may not exceed 50,000 shares plus an additional 50,000 shares if granted to a participant who has not previously been employed by Alon or its subsidiaries; provided however, that, upon prior approval of the Board, a senior officer of the Company may, in addition to any other grants to such individual pursuant to this Plan, receive a one-time grant of up to 500,000 shares with respect to performance shares, restricted shares or restricted stock units. For purposes of this exception, senior officers of the Company include the Chief Executive Officer, President, Chief Financial Officer, Chief Operating Officer, and any Senior Vice President of the Company.

The maximum aggregate cash value of payments to any participant for any performance period pursuant to an award of performance units will not exceed $1 million.

The payment of a senior executive plan bonus to any participant will not exceed $1 million.

Stock Options: The Committee may from time to time authorize grants to any participant of options to purchase shares of common stock upon such terms and conditions as it may determine in accordance with the terms of the Second Amended 2005 Plan. The exercise price of each stock option granted may not be less than 100% of the market value per share on the date of grant. Vesting of stock options will be based on the required period or periods of continuous service of the participant, and may also be contingent upon the participant's achievement of certain management objectives.

Appreciation Rights: The Committee may also from time to time authorize grants to any participant of appreciation rights upon such terms and conditions as it may determine in accordance with the provisions of the Second Amended 2005 Plan. Appreciation rights may be granted in tandem with stock options or separate and apart from a grant of stock options. An appreciation right will be a right of the participant to receive from Alon upon exercise an amount which will be determined by the Committee at the date of grant and will be expressed as a percentage of the spread (not exceeding 100%) at the time of exercise. The “spread” of an appreciation right is the difference between (i) the aggregate fair market value at the time of exercise of the shares of Alon common stock subject to the appreciation right and (ii) the aggregate price per share of Alon common stock at which the appreciation right was granted. An appreciation right granted in tandem with a stock option may be exercised only by surrender of the related stock option. The amount payable to a participant receiving a grant of appreciation rights under the Amended 2005 plan may be paid in cash, in shares of common stock or in a combination thereof, as determined by the Committee. Vesting of appreciation rights will be based on the required period or periods of continuous service of the participant and may also be contingent upon the participant's achievement of certain management objectives.

Restricted Shares: Restricted shares are shares of Alon common stock that are issued to a participant subject to such restrictions on transfer and vesting requirements as may be determined by the Committee in accordance with the Second Amended 2005 Plan. Each grant or sale of restricted shares will constitute an immediate transfer of the ownership of shares of common stock to the participant in consideration of the performance of services, entitling such participant to voting and other ownership rights, but will remain subject to the restrictions established by the Committee in accordance with the terms of the Second Amended 2005 Plan. Each grant or sale may limit a participant's dividend rights during the period in which the restricted shares are subject to any such restrictions. The termination of restrictions applicable to restricted shares may also be subject to the participant's achievement of specified management objectives.

Restricted Stock Units: The Committee may also from time to time authorize grants or sales to any participant of restricted stock units upon such terms and conditions as it may determine in accordance with the terms of the Second Amended 2005 Plan. Each grant or sale will constitute the agreement by Alon to issue or transfer shares of common stock to the participant in the future in consideration of the performance of services, subject to the fulfillment during the deferral period of such conditions as the Committee may specify. During the applicable deferral period for a given restricted stock unit award, the participant will not have any right to transfer the rights associated with the restricted stock units and will have no ownership or voting rights with respect to the restricted stock units or the underlying shares of Alon common stock associated with the restricted stock units.

Performance Shares and Performance Units: The Second Amended 2005 Plan authorizes the Committee to grant performance shares and performance units to participants, which will become payable upon achievement of specified management objectives, and such other terms and conditions as the Committee may determine in accordance with the terms of the Second Amended 2005 Plan. The payment of performance shares or performance units which become payable to a participant may be made in cash, in shares of Alon common stock or in a combination thereof, as determined by the Committee.

Senior Executive Plan Bonuses: The Committee may authorize payment of annual incentive compensation to a participant who is, or is determined by the Committee to be likely to become, a “covered employee” within the meaning of Section 162(m) of the Code (or any successor provision), which incentive compensation will become payable upon the achievement of specified management objectives by the participant. Senior executive plan bonuses will be payable upon such terms and conditions as the Committee may determine in accordance with the provisions of the Second Amended 2005 Plan. The payment of a senior executive plan bonus which becomes payable to a participant may be made in cash, in shares of Alon common stock or in a combination thereof, as determined by the Committee.

Awards to Eligible Directors: Eligible directors are members of the Board or, if designated by the Board, any member of the board of directors or board of managers of a Subsidiary who are not (i) an employee of Alon or any of its subsidiaries or (ii) an officer, director or employee of (A) Alon Israel or any of its affiliates other than Alon or any of its subsidiaries; (B) Africa Israel Investments Ltd. or any of its affiliates; (C) Bielsol Investments (1987) Ltd. or any of its affiliates; or (D) Kibbutz Movement or any of its affiliates. Under the Second Amended 2005 Plan, each eligible director, when he or she first takes office (other than on the date of an annual meeting of Alon's stockholders), will be granted retention shares having a value equal to $25,000 as of the date of grant. Each eligible director in office immediately after each annual meeting of Alon's stockholders during the term of the Second Amended 2005 Plan will receive a grant of restricted shares having a value equal to $25,000 as of the date of grant.

The number of restricted shares subject to a grant to an eligible director will be determined by dividing the dollar value of the grant by the closing sales price of a share of Alon common stock on the NYSE or other national securities exchange or market on which the shares are then listed or quoted; provided that, if there are no Alon common stock transactions on such date, the number of shares will be determined with reference to the closing sales price as of the immediately preceding date on which there were Alon common stock transactions.

Management Objectives: Management objectives may be described in terms of company-wide objectives (i.e., the performance of Alon and all of its subsidiaries) or in terms of objectives that are related to the performance of the individual participant or of the division, subsidiary, department, region or function within Alon or a subsidiary of Alon in which the participant receiving the award is employed or upon which the participant's efforts have the most influence. The achievement of the management objectives established by the Committee for any performance period will be determined without regard to any change in accounting standards by the Financial Accounting Standards Board or any successor entity.

The management objectives applicable to any award to a participant who is, or is determined by the Committee to be, likely to become, a “covered employee” within the meaning of Section 162(m) of the Code (or any successor provision) will be limited to specified levels of, growth in, or performance relative to peer company performance in, one or more of the following performance measures (excluding the effect of extraordinary or nonrecurring items unless the Committee specifically includes any such extraordinary or nonrecurring item at the time such award is granted):

Profitability measures;	Individual performance;

Revenue, sales and same store sales measures;	Supply chain efficiency;

Business unit performance;	Customer satisfaction;

Leverage measures;	Productivity measures;

Stockholder return;	Cash flow measures;

Expense management;	Return measures; and

Asset and liability measures;	Product development and/or performance.

If the Committee determines that, as a result of a change in the business, operations, corporate structure or capital structure of Alon, or the manner in which Alon conducts its business, or any other event or circumstance, the management objectives are no longer suitable, the Committee may in its discretion modify such management objectives or the related minimum acceptable level of achievement, in whole or in part, with respect to a performance period as the Committee deems appropriate and equitable.

Transferability: No award may be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution, pursuant to a qualified domestic relations order or, with the consent of the Committee, by gifts to family members of the participant, including to trusts to which family members of the participant own more than 50% of the beneficial interests, to foundations in which family members of the participant control or the participant controls the management of assets and to other entities in which more than 50% of the voting interests are owned by family members of the participant or the participant. No stock option or appreciation right granted to a participant will be exercisable during the participant's lifetime by any person other than the participant, the participant's guardian or legal representative or any permitted transferee.

Withholding Taxes: To the extent that Alon is required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by a participant or other person under the Second Amended 2005 Plan, and the amounts available to Alon for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the participant or such other person make arrangements satisfactory to Alon for payment of the balance of such taxes required to be withheld. In addition, if permitted by the Committee, a participant may elect to have any withholding obligation of Alon satisfied with shares of common stock that would otherwise be transferred to the participant in payment of the participant's award.

Amendments: The Second Amended 2005 Plan may be amended from time to time by the Compensation Committee or the Board but may not be amended without approval by the stockholders if such amendment would result in the Second Amended 2005 Plan no longer satisfying any applicable requirements of the NYSE, Rule 16b-3 of the Exchange Act of 1934 or Section 162(m) of the Code. Neither the Compensation Committee nor the Board will authorize the amendment of any outstanding stock option to reduce the option price without the further approval of the stockholders. Furthermore, no stock option will be canceled and replaced with stock options having a lower option price without further approval of the stockholders.

Termination: The Second Amended 2005 Plan may be terminated at any time by action of the Board. The termination of the Second Amended 2005 Plan will not affect the terms of any outstanding award.

Material U.S. Federal Income Tax Consequences

The following discussion of the principal U.S. federal income tax consequences with respect to awards under the Second Amended 2005 Plan is based on statutory authority and judicial and administrative interpretations as of the date of this Proxy Statement, which are subject to change at any time (possibly with retroactive effect) and may vary in individual circumstances. Therefore, the following discussion is designed to provide a general understanding of the federal income tax consequences (state, local and other tax consequences are not addressed below). This discussion is limited to the U.S. federal income tax consequences to individuals who are citizens or residents of the United States. The U.S. federal income tax law is technical and complex and the discussion below represents only a general summary.

Non-Qualified Stock Options: In general, no income will be recognized by a participant at the time a non-qualified stock option is granted. At the time of exercise of the stock option, the participant will recognize ordinary income if the shares are not subject to a substantial risk of forfeiture (as defined in Section 83 of the Code). The amount of such income will be equal to the difference between the option exercise price and the fair market value of the shares on the date of exercise. At the time of the sale of the shares of common stock acquired pursuant to the exercise of a non-qualified stock option, appreciation (or depreciation) in value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held. Long-term capital gains may be eligible for reduced rates if applicable holding period requirements are satisfied.

Incentive Stock Options: In general, no income will be recognized by a participant upon the grant or exercise of an option intended to be an incentive stock option, as defined under Section 422 of the Code. The exercise of an incentive stock option, however, may result in alternative minimum tax liability. If shares of common stock are issued to the participant pursuant to the exercise of an incentive stock option, and if no disqualifying disposition of the shares is made by the participant within two years after the date of grant or within one year after the transfer of such shares to the participant, then upon the sale of the shares, any amount realized in excess of the option price will be taxed to the participant as a capital gain and any loss sustained will be a capital loss.

If shares of common stock acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of either holding period described above, the participant generally will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at the time of exercise (or, if less, the amount realized on the disposition of such shares if a sale or exchange) over the option price paid for the shares. Any further gain (or loss) realized by the participant generally will be taxed as a capital gain (or loss).

Restricted Shares: A recipient of restricted shares generally will be subject to tax at ordinary income rates on the fair market value of the restricted shares (reduced by any amount paid by the participant for the restricted shares) at such time as the shares are no longer subject to forfeiture or restrictions on transfer for purposes of Section 83 of the Code. However, a recipient who makes an election under Section 83(b) of the Code within 30 days of the date of transfer of the shares will have taxable ordinary income on the date of transfer of the shares equal to the excess of the fair market value of such shares (determined without regard to the restrictions) over the purchase price, if any, of the restricted shares. If a Section 83(b) election has not been made, any dividends received with respect to restricted shares that are subject to the restrictions generally will be treated as compensation that is taxable as ordinary income to the participant.

Appreciation Rights: Generally, the recipient of a stock appreciation right will not recognize income when the right is granted. Upon exercise of an appreciation right, the amount of any cash received and the fair market value on the exercise date of any shares of common stock received are taxable to the recipient as ordinary income.

Restricted Stock Units: A participant will not recognize income upon the grant of restricted stock units. Any subsequent transfer of shares of common stock in satisfaction of the grant will generally result in the participant recognizing ordinary income at the time of transfer, in an amount equal to the fair market value of the shares at the time of such transfer, reduced by any amount paid by the participant. If the shares transferred constitute substantially non-vested property within the meaning of Section 83 of the Code, the rules described above for restricted shares will generally apply to such shares.

Performance Shares and Performance Units: No income generally will be recognized upon the grant of performance shares or performance units. The participant generally will be required to include as ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any non-restricted shares of common stock received in satisfaction of a grant of performance shares or performance units.

Senior Executive Plan Bonuses: The participant generally will be required to include as ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any non-restricted shares of common stock received as payment of a bonus.

Tax Consequences to Alon: To the extent that a participant recognizes ordinary income in the circumstances described above, Alon will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code and is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) of the Code.

Section 409A of the Code: To the extent that any award granted under the Second Amended 2005 Plan constitutes a deferral of compensation within the meaning of Section 409A of the Code, the Committee intends to cause the award to comply with the requirements of Section 409A and avoid the imposition of penalty taxes and interest upon the participant receiving the award.

New Plan Benefits
Alon USA Energy, Inc.
Second Amended and Restated 2005 Incentive Compensation Plan

Awards under the Second Amended 2005 Plan are discretionary. Consequently, we cannot currently determine the number or type of awards that will be granted to participants for the 2010 fiscal year, except as indicated below. The information in the table below states the benefits that are currently intended to be granted under the Second Amended 2005 Plan to certain executive officers and directors, but are not necessarily indicative of additional awards, if any, that may be granted to participants.

Except with respect to the Non-Executive Director Group, the dollar value on the date of grant cannot be determined at this time. For purposes of this table the dollar value, and for the Non-Executive Director Group, the number of units, is calculated based on the closing market price of Alon's common stock on the NYSE on December 30, 2011 (the last trading day of the year), which was $8.71.

Name	Dollar Value ($)	Number of Units
Shai Even, Senior Vice President and Chief Financial Officer	$435,500	50,000
David Wiessman, Executive Chairman of the Board	$435,500	50,000
Alan Moret, Senior Vice President of Supply	$348,400	40,000
Michael Oster, Senior Vice President of Mergers and Acquisitions	$348,400	40,000
Executive Group (1)	$1,567,800	180,000
Non-Executive Director Group (2)	$100,000	11,481

(1) All current executive officers as a group.

(2)
In 2012 it is anticipated we will have four eligible directors (as defined above). Each will receive an award of $25,000 worth of restricted stock on the date of Alon's annual meeting of stockholders. The number of shares of restricted stock subject to a grant will be determined by dividing $25,000 by the closing sales price of a share of Alon common stock on the NYSE or other national securities exchange or market on which the shares are then listed or quoted; provided that, if there are no Alon common stock transactions on such date, the number of shares will be determined with reference to the closing sales price as of the immediately preceding date on which there were Alon common stock transactions. Any change in the number of non-employee directors would affect this amount.

Your Board Recommends a Vote “FOR” Proposal 3.

PROPOSAL 4.

APPROVAL OF ISSUANCE OF ALON COMMON STOCK TO CERTAIN SHAREHOLDERS OF
ALON ISRAEL OIL COMPANY, LTD. AND THEIR AFFILIATES UPON CONVERSION OF, OR AS DIVIDEND PAYMENTS ON, 8.50% SERIES B CONVERTIBLE PREFERRED STOCK

General

On February 21, 2011, Alon Brands, Inc., a Delaware corporation and wholly-owned subsidiary of the Company ("Alon Brands"), and Alon Israel entered into a Loan Agreement (the "Loan Agreement"), pursuant to which Alon Israel loaned $12 million to Alon Brands for general corporate purposes. In connection with this loan, the Company issued to Alon Israel warrants (the "Warrants") to purchase up to 1,237,113 shares of the Company's common stock for an aggregate purchase price of up to $12 million (as may be adjusted from time to time, the "Warrant Amount"). Pursuant to the terms of the Warrant Agreement, dated as of March 14, 2011, among the Company, Alon Brands and Alon Israel (the "Warrant Agreement"), Alon Israel had the right to transfer or assign the Warrants, or any portion thereof, to any of its affiliates. On March 14, 2011, Alon Israel assigned the $12.0 million loan and all of its interest in the Warrants to certain of its shareholders and their affiliates (the "Holders"). The Holders are (i) David Wiessman, our Executive Chairman of the Board and a shareholder of Bielsol Investments (1987) Ltd. (which is a 50.38% shareholder of Alon Israel) ("Bielsol"), (ii) Shebug Ltd. ("Shebug"), a shareholder of Bielsol, and (iii) five purchase organizations of the Kibbutz Movement, each of which are current shareholders of Alon Israel and collectively hold 29.17% of Alon Israel (Mishkei Emek Yizrael Cooperative Regional Organization Corporation, Mishkey Darom Holdings Cooperative Regional Organization Corporation, Miskey Hanegev Cooperative Regional Organization Corporation, Mishkei Hamifratz Cooperative Regional Organization Corporation, Aloney Granot Cooperative Regional Organization Corporation). The beneficial ownership interests of the shareholders of Alon Israel are described in more detail in footnote 5 to the "Security Ownership of Certain Beneficial Holders and Management" table. In March 2012 Alon Brands assigned to the Company, and the Company assumed all of Alon Brands' obligations under the Loan Agreement.

On February 29, 2012, the Company, Alon Brands and the Holders entered into a Series B Convertible Preferred Stock Agreement (the "Preferred Stock Agreement") pursuant to which the Company agreed to repay to the Holders the $12 million loaned under the Loan Agreement plus the unpaid interest thereunder and to issue to the Holders 1,200,000 shares of its 8.50% Series B Convertible Preferred Stock, or series B convertible preferred stock, in exchange for $12 million in cash and the surrender of the Warrants. The parties consummated the transactions under the Preferred Stock Agreement on March 8, 2012.

Pursuant to the Certificate of Designation for the series B convertible preferred stock filed with the Secretary of State of the State of Delaware (the "Certificate of Designation"), a holder of the series B convertible preferred stock may elect to convert its shares of series B convertible preferred stock into shares of our common stock at any time at the then-applicable conversion rate. The conversion rate is based on certain formulas set forth in the Certificate of Designation. Furthermore, from and after March 8, 2015, if the daily volume-weighted average price (as defined in the Certificate of Designation) of our common stock equals or exceeds 130% of the then-prevailing conversion price for at least 20 trading days in a period of 30 consecutive trading days, we may, at our option, require that each then outstanding share of series B convertible preferred stock be automatically converted into a number of shares of our common stock at the then applicable conversion rate. In each instance, at the time of conversion, in addition to issuing the necessary number of whole shares of our common stock in connection with the conversion, we will pay cash in lieu of any fractional share to which a holder would otherwise be entitled. In addition, in each instance, holders will receive a payment in an amount equal to all declared and unpaid dividends on the converted shares of series B convertible preferred stock to the conversion date (which may, at our election, be paid in the form of cash, shares of our common stock or a combination of cash and shares of our common stock).

In addition, holders of shares of series B convertible preferred stock are entitled to receive, when, as and if declared by the board of directors out of funds legally available for such purpose, cumulative dividends at an annual rate of 8.50% of the liquidation preference of the series B convertible preferred stock of $10.00 per share (equivalent to $0.85 per share per annum). Dividends on the series B convertible preferred stock are payable in, at our election, cash, shares of the our common stock or a combination of cash and shares of our common stock. See "- Series B Convertible Preferred Stock Rights and Preferences - Dividends" below.

NYSE Stockholder Approval Requirements

The Company's common stock is listed on the New York Stock Exchange (the "NYSE"). Consequently, we are subject to the NYSE listing rules, including Rule 312. Rule 312 requires that an issuer obtain stockholder approval, by the affirmative vote of a majority of the votes cast, prior to the issuance of common stock in any transaction or series of related transactions to a "Related Party" (as defined in Rule 312) if the number of shares of common stock to be issued, or if the number of shares of common stock for which the securities may be convertible or exercisable, exceeds either 1% of the number of shares of common stock or 1% of the voting power outstanding prior to issuance, subject to certain limited exceptions. In addition, the NYSE listing rules require that the total votes cast on this proposal represent greater than 50% of the shares outstanding as of the record date.

Our proposed issuance of shares of common stock to the Holders upon a conversion of their series B convertible preferred stock and as payment of dividends on shares of their series B convertible preferred stock is, or may be, subject to Rule 312 because (i) Mr. Wiessman beneficially owns approximately 5% of our outstanding common stock, and the other Holders(Shebug and the five purchase organizations of the Kibbutz Movement) have an interest in our common stock through their interest in Alon Israel, in each case without giving effect to the conversion of the series B convertible preferred stock (and therefore each may be considered by the NYSE to be a "substantial security holder" and therefore a "Related Party"); (ii) the number of shares of our common stock into which the Holders' series B convertible preferred stock may be converted exceeds 1% of the outstanding shares of the Company common stock prior to the issuance; and (iii) we do not qualify for any exceptions to Rule 312.

Series B Convertible Preferred Stock Rights and Preferences

The following is a summary of the material terms and preferences, limitations, voting powers and relative rights of the series B convertible preferred stock (other than the conversion feature, which is discussed above), which is qualified in its entirety by the specific language of the Certificate of Designation. The Certificate of Designation was included as an exhibit to the Annual Report on Form 10-K for the year ended December 31, 2011 filed by the Company on March 12, 2012.

The terms of the series B convertible preferred stock were approved by a committee of independent and disinterested directors of the Company's Board.

Rank

The series B convertible preferred stock ranks with respect to dividend rights and rights upon our liquidation, winding-up or dissolution:

senior to all of our common stock and to all of our other capital stock issued in the future unless the terms of that stock expressly provide that it ranks senior to, or on a parity with, the series B convertible preferred stock;

on a parity with our 8.50% Series A Convertible Preferred Stock, or series A convertible preferred stock, and with any of our capital stock issued in the future, the terms of which expressly provide that it will rank on a parity with the series B convertible preferred stock; and

junior to all of our capital stock issued in the future, the terms of which expressly provide that such stock will rank senior to the series B convertible preferred stock.

Maturity

The series B convertible preferred stock is perpetual, and therefore does not have a maturity date.

Dividends

Holders of shares of series B convertible preferred stock are entitled to receive, when, as and if declared by the board of directors out of funds legally available for such purpose, cumulative dividends at an annual rate of 8.50% of the liquidation preference of the series B convertible preferred stock of $10.00 per share (equivalent to $0.85 per share per annum). Dividends on the series B convertible preferred stock are payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, in, at our election, cash, shares of common stock or a combination of cash and shares of common stock. Dividends on the series B convertible preferred stock are fully cumulative and accumulate without interest from the date of original issuance of the series B convertible preferred stock.

If at any time dividends on the series B convertible preferred stock are in arrears in an amount equal to six quarterly dividends (whether or not consecutive), all the holders of shares of the series B convertible preferred stock, voting as a single class with any other preferred stock or preference securities having similar voting rights that are exercisable during a period of default on the payment of dividends, shall be entitled at the next annual or special meeting of our stockholders to elect two additional directors to our board of directors. Such voting right and the term of the directors so elected expire when all accumulated and unpaid dividends for all previous quarterly dividend periods and for the current quarterly dividend period on all shares of the series B convertible preferred stock then outstanding have been declared and paid or set apart for payment.

Liquidation Preference

Holders of series B convertible preferred stock are entitled to a liquidation preference of $10.00 per share of series B convertible preferred stock plus all accumulated and unpaid dividends on such share, if any, whether or not declared, to the date of final distribution.

Voting

Holders of the series B convertible preferred stock generally have limited voting rights. We may not, without the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of series B convertible preferred stock, voting separately as a class, (a) authorize, create or issue any shares of any other class or series of capital stock ranking senior to the series B convertible preferred stock as to dividends or upon liquidation, or (b) amend, alter or repeal any provision of our certificate of incorporation or bylaws in a manner that adversely affects the powers, preferences or rights of the series B convertible preferred stock.

Redemption

On and after October 28, 2017, we may, at our option, upon not less than 30 and not more than 60 calendar days' notice to holders of the series B convertible preferred stock, redeem all or any portion of the shares of series B convertible preferred stock then outstanding, at once or over time, for cash in an amount per share of series B convertible preferred stock equal to the liquidation preference of the series B convertible preferred stock, plus all accumulated and unpaid dividends thereon, if any, whether or not declared, to, but not including, the redemption date (which may, at our election, be paid in the form of cash, shares of common stock or a combination of cash and shares of common stock).

Fundamental Change

Upon the occurrence of certain fundamental changes set forth in the Certificate of Designation, holders of series B convertible preferred stock may elect to convert their series B convertible preferred stock into common stock. Such holders who elect to convert their series B convertible preferred stock will receive shares of common stock based on a formula set forth in the Certificate of Designation. In addition, upon conversion of the shares of series B convertible preferred stock, the holder will receive a sum equal to all declared and unpaid dividends on the converted shares of series B convertible preferred stock to the date of conversion (which may, at our election, be paid in the form of cash, shares of common stock or a combination of cash and shares of common stock).

Consequences if Proposal 4 Is Approved

In the event that Company stockholders approve the issuance of shares of our common stock to the Holders upon conversion of, or as payment of dividends on, its shares of series B convertible preferred stock:

The Holders will be entitled, and we will be entitled to require the Holders, to convert the shares of series B convertible preferred stock that they own into shares of our common stock subject to and in accordance with the terms of the series B convertible preferred stock.

If the Holders elect to convert all 1,200,000 shares of the series B convertible preferred stock that they own into shares of our common stock, we would be required to issue, based on the conversion rate as of March 8, 2012, approximately 1,780,440 shares of the Company's common stock to the Holders, increasing the Holders' aggregate beneficial ownership percentage of the Company's outstanding common stock to approximately 8.12% (assuming the 8.50% series A convertible preferred stock is not converted and the other holders of the series B convertible preferred stock do not convert), as compared to approximately 5.12% as of March 8, 2012. See "Interests of Certain Persons" below for additional information. As a result of any such issuance, existing Company stockholders will incur dilution to their voting interests and will own a smaller percentage of our outstanding common stock.

If in the future we require the Holders to convert shares of the series B convertible preferred stock that they own into shares of our common stock, we would be required to issue shares of our common stock to the Holders based on the then applicable conversion rate, which would have similar effects as the foregoing.

We may, at our option, issue to the Holders shares of the Company's common stock as payment of dividends on the shares of series B convertible preferred stock held by the Holders.

Consequences if Proposal 4 Is Not Approved

In the event that Company stockholders do not approve the issuance of shares of our common stock to the Holders upon conversion of, or as payment of dividends on, its shares of series B convertible preferred stock:

The Holders will continue to hold their shares of series B convertible preferred stock, and the series B convertible preferred stock held by the Holders will remain outstanding in accordance with their terms.

Dividends payable on the series B convertible preferred stock held by the Holders will continue to accrue at the rate of 8.50% per annum; however, we will not be able to issue shares of the Company's common stock as payment of dividends on the shares of series B convertible preferred stock held by a Holder in excess of 1% of the outstanding shares of the Company common stock.

Interests of Certain Persons

If all 1,200,000 shares of series B convertible preferred stock held by the Holders are converted into shares of our common stock, the Holders would receive, based on the conversion rate as of March 8, 2012, approximately 1,780,440 shares of the Company's common stock, increasing the Holders' beneficial ownership percentage of the Company's outstanding common stock to approximately 8.12% (assuming the 8.50% series A convertible preferred stock is not converted and the other holders of the series B convertible preferred stock do not convert), as compared to approximately 5.12% as of March 8, 2012. The following is a summary of such amounts on a per Holder basis:

	Beneficial Ownership of Common Stock as of March 8, 2012		Common Stock Issuable upon Conversion	Beneficial Ownership of Common Stock upon Conversion
Name	Shares	Percentage	Approximate Shares	Approximate Shares	Approximate Percentage
David Wiessman	2,874,731	5.12%	178,044	3,101,025	5.36%
Shebug Ltd.	—	—	712,176	712,176	1.23%
Mishkei Emek Yizrael Cooperative Regional Organization Corporation	—	—	121,411	121,411	0.21%
Mishkey Darom Holdings Cooperative Regional Organization Corporation	—	—	161,857	161,857	0.28%
Miskey Hanegev Cooperative Regional Organization Corporation	—	—	202,317	202,317	0.35%
Mishkei Hamifratz Cooperative Regional Organization Corporation	—	—	141,619	141,619	0.24%
Aloney Granot Cooperative Regional Organization Corporation	—	—	263,015	263,015	0.45%
Totals	2,874,731	5.12%	1,780,440	4,703,420	8.12%

Required Vote

Under the NYSE rules, approval of the issuance of shares of the Company's common stock upon conversion of, or as payment of dividends on, the series B convertible preferred stock held by a Related Party requires the affirmative vote of the majority of the votes cast on the proposal, provided that the total votes cast on the proposal represent over 50% of all outstanding securities entitled to vote on Proposal 4.

Abstentions are counted as "present" for purposes of determining who is entitled to vote on Proposal 4, and therefore will have the effect of a vote against Proposal 4. Broker non-votes are not counted as "present" for purposes of determining who is entitled to vote on Proposal 4, and therefore will have no effect on the outcome of the vote on Proposal 4.

Your Board Recommends a Vote "FOR" Proposal 4.

PROPOSAL 5.

APPROVAL OF ISSUANCE OF ALON COMMON STOCK IN EXCHANGE
FOR SHARES OF NON-VOTING COMMON STOCK
OF ALON ASSETS, INC. AND ALON USA OPERATING, INC.

General

Jeff D. Morris, Claire A. Hart, and Joseph A. Concienne, each referred to in this description as a Subsidiary Stockholder, are parties to shareholder agreements with both Alon Assets and Alon Operating (subsidiaries of the Company), each referred to in this description as a Subsidiary. The shareholder agreements relate to the shares, referred to in this description as the Subsidiary Shares, of non-voting common stock of the Subsidiaries held by the Subsidiary Stockholders. The shareholder agreements are further described in the Company's Prospectus dated July 28, 2005 (filed by the Company on July 28, 2005, SEC File Number 333-124797; File Number 333-126952).

Our Audit Committee has approved entering into amendments to the shareholder agreements pursuant to which the Company and the Subsidiaries would agree to exchange the Subsidiary Shares held by the Subsidiary Stockholders for shares of the Company's common stock. Pursuant to the contemplated exchange, we would issue to Messrs. Morris, Hart and Concienne 2,328,336, 581,699 and 377,711 shares of our common stock, respectively, in exchange for all of their Subsidiary Shares. After the exchange with each Subsidiary Stockholder is completed, we intend for Alon Assets and Alon Operating to be wholly-owned subsidiaries.

NYSE Stockholder Approval Requirements

The Company's common stock is listed on the NYSE. Consequently, we are subject to the NYSE listing rules, including Rule 312. Rule 312 requires that an issuer obtain stockholder approval, by the affirmative vote of a majority of the votes cast, prior to the issuance of common stock in any transaction or series of related transactions to a Related Party (as defined in Rule 312) if the number of shares of common stock to be issued, or if the number of shares of common stock for which the securities may be convertible or exercisable, exceeds either 1% of the number of shares of common stock or 1% of the voting power outstanding prior to issuance, subject to certain limited exceptions. In addition, the NYSE listing rules require that the total votes cast on this proposal represent greater than 50% of the shares outstanding on the record date.

Our proposed issuance of shares of common stock to the Subsidiary Stockholders in exchange of non-voting common stock of the Subsidiaries is subject to Rule 312 because (i) the Subsidiary Stockholders are affiliates of the Company and therefore subject to Rule 312 as a result of such relationship; (ii) the number of shares of our common stock which may be issued in exchange of non-voting common stock of the Subsidiaries may exceed 1% of the outstanding shares of the Company's common stock prior to the issuance of such common stock; and (iii) we do not qualify for any exceptions to Rule 312.

Description of Material Terms of Exchange

We entered into the amendment to Mr. Concienne's shareholder agreements on October 3, 2011 at which time Mr. Concienne held 2,019.20 shares of non-voting common stock of Alon Assets and 758.20 shares of non-voting common stock of Alon Operating, then representing approximately 0.68% of the outstanding common stock of each Subsidiary. Pursuant to the amendment to Mr. Concienne's shareholder agreements, his Subsidiary Shares will be exchanged for the issuance of up to 377,711 shares of the Company's common stock.

We anticipate entering into amendments to Mr. Morris' and Mr. Hart's shareholder agreements in March 2012 to effectuate the exchange of Mr. Morris' and Mr. Hart's Subsidiary Shares for our common stock. As of March 1, 2012, Mr. Morris held 12,439.60 shares of non-voting common stock of Alon Assets and 4,671.40 shares of non-voting common stock of Alon Operating, then representing approximately 4.17% of the outstanding common stock of each Subsidiary. Under the amendments to Mr. Morris' shareholder agreements, his Subsidiary Shares would be exchanged for the issuance of up to 2,328,336 shares of the Company's common stock. As of March 1, 2012, Mr. Hart held 3,109.70 shares of non-voting common stock of Alon Assets and 1,167.70 shares of non-voting common stock of Alon Operating, then representing approximately 1.04% of the outstanding common stock of each Subsidiary. Under the amendments to Mr. Hart's shareholder agreements, his Subsidiary Shares will be exchanged for the issuance of up to 581,699 shares of the Company's common stock.

The Subsidiary Shares held by Mr. Concienne will be exchanged for the issuance of the Company's common stock in three equal annual installments. The first installment occurred on October 10, 2011 and the remaining two are scheduled to occur on October 10, 2012 and October 10, 2013. The Subsidiary Shares held by Mr. Morris will be exchanged for the issuance of the Company's common stock in 20 equal quarterly installments, with the first installment to occur on or about May 15, 2012. The Subsidiary Shares held by Mr. Hart will be exchanged for the issuance of the Company's common stock in 12 equal quarterly installments, with the first installment to occur on or about May 15, 2012.

With respect to up to one-third of the shares of the Company's common stock to be issued in each installment, each Subsidiary Stockholder may elect to receive a cash payment in lieu of receiving such shares, to the extent such cash payment is not otherwise restricted by the Company's credit facilities.

With respect to any dividends paid on the Company's common stock prior to the time that all of the Subsidiary Shares have been exchanged for the Company's common stock, each Subsidiary Stockholder is entitled to a payment equal to the dividends that would otherwise be payable on the Company's common stock that remains to be issued to such Subsidiary Stockholder pursuant to the exchange contemplated by the amendments. If the payment is not permitted by the Company's credit facilities, additional shares of the Company's common stock will be issued to the Subsidiary Stockholder in an amount equal in value of such payment based on the closing price of the Company's common stock on the day immediately preceding the dividend payment date.

The following is a summary of the Subsidiary Shares and the Company common stock that may be issued pursuant to the amendments as of March 1, 2012:

	Shares to be Exchanged		Shares of Company Common Stock Issuable
Name	Alon Assets	Alon Operating	Pursuant to Exchange	As Payment in respect of Dividends (1)	Total	As a Percentage of Company Common Stock outstanding as of March 1, 2012 (2)
Jeff D. Morris	12,439.60	4,671.40	2,328,336	90,099	2,418,435	4.06%
Claire A. Hart	3,109.70	1,167.70	581,699	12,837	594,536	1.00%
Joseph A. Concienne	2,019.20	758.20	377,711	3,077	380,788	0.64%
Totals	17,568.50	6,597.30	3,287,746	106,013	3,393,759	5.70%
____________

(1)    Calculated on the basis of payment of a quarterly dividend of $0.04 on a share of Company common stock and a share price of $9.82 per share (the closing price of the Company common stock on March 1, 2012). The amount assumes that the Company exchanges on each exchange date set forth in the shareholder agreements.

(2)    The percentage reflects the 56,107,986 shares of common stock outstanding as of March 1, 2012 and assumes the issuance of all shares pursuant to the exchange and that the dividends set forth in footnote 1 above are required pursuant to the shareholders agreements.

The first installment of Mr. Concienne's exchange occurred on October 11, 2011 with 673.07 shares of non-voting common stock of Alon Assets and 252.73 shares of non-voting common stock of Alon Operating being exchanged for 83,936 shares of the Company's common stock and $300,490 (excluding amounts withheld of tax withholding obligations).

The amendment to Mr. Concienne's shareholder agreements is included as an exhibit to the Annual Report on Form 10-K for the year ended December 31, 2011 filed by the Company on March 9, 2012. The amendments to Messrs. Hart's and Morris' shareholder agreements will be in substantially the same form as the amendment to Mr. Concienne's shareholder agreements and will be filed when required by the SEC Exchange Act rules and regulations.

Consequences if Proposal 5 Is Approved

If stockholder approval is received, shares of the Company's common stock will be issued in exchange for the Subsidiary

Shares in an amount that may exceed 1% of both the voting power and the number of shares of the Company's common stock currently outstanding. As a result of any such issuance, existing Company stockholders will incur dilution to their voting interests and will own a smaller percentage of the outstanding Company common stock.

Consequences if Proposal 5 Is Not Approved

If stockholder approval is not received, (i) shares of the Company's common stock will be issued in exchange for all or a portion of the Subsidiary Shares in an amount to each Subsidiary Stockholder that will not exceed 1% of either the voting power or the number of shares of the Company's common stock currently outstanding; and (ii) to the extent the exchange would result in shares of the Company's common stock being issued to the Subsidiary Stockholder in an amount that would exceed 1% of either the voting power or the number of shares of the Company's common stock currently outstanding, the excess portion of the Subsidiary Shares held by the Subsidiary Stockholder may remain outstanding in accordance with their terms to continue to be held by the Subsidiary Stockholder or its permitted transferees or the excess portion of the Subsidiary Shares may be repurchased by the Subsidiaries pursuant to the existing put/call options contained in the shareholder agreements that may be exercised in connection with the cessation of employment by a Subsidiary Stockholder. As a result of any issuance of the Company's common stock, existing Company stockholders will incur dilution to their voting interests and will own a smaller percentage of the outstanding Company common stock.

Interests of Certain Persons

Messrs. Morris, Hart and Concienne have beneficial ownership interests in the Company and the Subsidiaries as described in the “Security Ownership of Certain Beneficial Holders and Management” table in this Proxy Statement and footnote 2 thereto. However, Mr. Concienne is not an executive officer of the Company or a 5% holder and therefore his ownership interest in the Company is not included in the table. As of March 1, 2012 he owned 2,000 shares of Company common stock.

Required Vote

Under the NYSE rules, approval of the issuance of shares of the Company's common stock in exchange for the Subsidiary Shares in an amount that exceeds either 1% of the number of shares of common stock or 1% of the voting power outstanding prior to issuance requires the affirmative vote of the majority of the votes cast on the proposal, provided that the total votes cast on the proposal represent over 50% of all outstanding securities entitled to vote on Proposal 5.

Abstentions are counted as “present” for purposes of determining who is entitled to vote on Proposal 5, and therefore will have the effect of a vote against Proposal 5. Broker non-votes are not counted as “present” for purposes of determining who is entitled to vote on Proposal 5, and therefore will have no effect on the outcome of the vote on Proposal 5.

Your Board Recommends a Vote “FOR” Proposal 5.

Your Board Recommends a Vote “FOR” Proposal 5.

PROPOSAL 6

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING
FIRM
The Audit Committee has appointed KPMG LLP as the independent registered public accounting firm to audit the consolidated financial statements of Alon for the year ending December 31, 2012. The Board is asking stockholders to ratify this appointment. Although SEC regulations and the NYSE listing requirements require Alon’s independent registered public accounting firm to be engaged, retained and supervised by the Audit Committee, the Board considers the selection of an independent registered public accounting firm to be an important matter to stockholders and considers a proposal for stockholders to ratify such appointment to be an opportunity for stockholders to provide input to the Audit Committee and the Board on a key corporate governance issue. If the appointment of KPMG LLP is not ratified, the matter of the appointment of the independent registered public accounting firm will be considered by the Audit Committee.

Representatives of KPMG LLP are expected to be present at the annual meeting and will be offered the opportunity to make a statement if they so desire. They will also be available to answer questions.
Your Board Recommends a Vote “FOR” Proposal 6.
OTHER MATTERS
The Board does not know of any other matters that are to be presented for action at the annual meeting. If, however, any other matters properly come before the annual meeting or any adjournment(s) or postponement(s) thereof, it is intended that the enclosed proxy will be voted in accordance with the judgment of the persons voting the proxy.
INCORPORATION BY REFERENCE
The SEC allows us to “incorporate by reference” into this Proxy Statement documents we file with the SEC. For additional information, please see the following items of our 2011 Annual Report on Form 10-K: “Financial Statements and Supplementary Data”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Changes in and Disagreements with Accountants on Accounting and Financial Disclosure”, and “Quantitative and Qualitative Disclosures about Market Risk”, each of which are hereby incorporated by reference.
This Proxy Statement incorporates important business and financial information about Alon from other documents that are not included in or delivered with this document. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in this Proxy Statement through our website, www.alonusa.com, and from the SEC at its website, www.sec.gov, or by requesting them in writing from Alon’s Investor Relations Department at Alon USA Energy, Inc., 7616 LBJ Freeway, Suite 300, Dallas, Texas 75251 or by telephone at 972-367-4000. Requested documents will be sent by first class mail within one business day of Alon’s receipt of your request.
STOCKHOLDER PROPOSALS
Stockholder Recommendations for Nomination of Directors
The Board will consider nominees for directors recommended by stockholders of Alon and will evaluate such nominees using the same criteria used to evaluate director candidates otherwise identified by the Board. Stockholders wishing to make such recommendations should write to the Board in care of the Secretary of Alon USA Energy, Inc., 7616 LBJ Freeway, Suite 300, Dallas, Texas 75251. Persons making submissions should include the full name and address of the recommended nominee, a description of the proposed nominee’s qualifications and other relevant biographical information.
Stockholder Proposals for Annual Meeting in 2012
To be considered for inclusion in Alon’s proxy statement for Alon’s 2012 annual meeting of stockholders pursuant to Rule 14a-8 under the Exchange Act, stockholder proposals must be in writing and submitted to the Secretary of Alon USA Energy, Inc., 7616 LBJ Freeway, Suite 300, Dallas, Texas 75251, and must otherwise comply with the requirements of Rule 14a-8. The proposal must be received not less than 120 days prior to the first anniversary of the date the proxy statement for the preceding year’s annual meeting was released to stockholders. For Alon’s 2012 annual meeting of stockholders, such proposal must be received on or before November 28, 2012.
Stockholders who desire to present business at Alon’s 2013 annual meeting of stockholders, without inclusion in the proxy statement for such meeting, including a nomination of a candidate for election as director at such meeting, must notify Alon’s Secretary of such intent in accordance with Alon’s bylaws by writing to the Secretary of Alon USA Energy, Inc., 7616 LBJ Freeway, Suite 300, Dallas, Texas 75251. To be timely, such notice must be received not later than 60 days prior to April 8, 2012 nor earlier than 90 days prior to April 2, 2013; provided that if the date of the annual meeting is advanced more than 30 calendar days prior to or delayed by more than 30 calendar days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not later than the close of business on the later of the 90th calendar day prior to such annual meeting or the 10th calendar day following the day on which public disclosure of the date of such meeting is first made. The advance notice must also meet the other requirements of Section 8(c) of Alon’s bylaws. You may obtain a copy of Alon’s bylaws in the “Corporate Governance” section of the “Investors” section of Alon’s website (www.alonusa.com) or by writing to Alon’s Secretary at the address above.
The above Notice of Annual Meeting of Stockholders and Proxy Statement are sent by order of the Board.

Sarah Braley Campbell
Corporate Secretary
March 22, 2011

APPENDIX A

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF ALON USA ENERGY, INC.

Alon USA Energy, Inc. (the “Company”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:
1.The Company was originally incorporated on July 20, 2000 under the name Alon USA Energy, Inc., pursuant to the DGCL. The Company filed an Amended and Restated Certificate of Incorporation on July 6, 2005.
2.Pursuant to Sections 242 and 245 of the DGCL, this Second Amended and Restated Certificate of Incorporation restates, integrates and further amends the provisions of the Amended and Restated Certificate of Incorporation of the Company.
3.Pursuant to Sections 242 and 245 of the DGCL, this Second Amended and Restated Certificate of Incorporation has been duly approved by the board of directors and stockholders of the Company.
4.The Second Amended and Restated Certificate of Incorporation of the Company is hereby amended and restated to read in its entirety as follows:

ARTICLE I
The name of the corporation is Alon USA Energy, Inc. (the “Company”).
ARTICLE II
The address of the Company's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of the Company's registered agent at such address is The Corporation Trust Company.
ARTICLE III
The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as amended (the “DGCL”).
ARTICLE IV
Section 1. Authorized Capital Stock. The Company is authorized to issue two classes of capital stock, designated Common Stock and Preferred Stock. The total number of shares of capital stock that the Company is authorized to issue is 165,000,000 shares, consisting of 150,000,000 shares of Common Stock, par value $0.01 per share, and 15,000,000 shares of Preferred Stock, par value $0.01 per share.

Section 2. Preferred Stock. The Preferred Stock may be issued in one or more series. The Board of Directors of the Company (the “Board”) is hereby authorized to issue the shares of Preferred Stock in such series and to fix from time to time before issuance the number of shares to be included in any such series and the designation, relative powers, preferences, rights and qualifications, limitations or restrictions of such series. The authority of the Board with respect to each such series will include, without limiting the generality of the foregoing, the determination of any or all of the following:
(a)the number of shares of any series and the designation to distinguish the shares of such series from the shares of all other series;
(b)the voting powers, if any, and whether such voting powers are full or limited in such series;
(c)the redemption provisions, if any, applicable to such series, including the redemption price or prices to be paid;
(d)whether dividends, if any, will be cumulative or noncumulative, the dividend rate of such series, and the dates and preferences of dividends on such series;
(e)the rights of such series upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Company;
(f)the provisions, if any, pursuant to which the shares of such series are convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock, or any other security, of the Company or any other corporation or other entity, and the rates or other determinants of conversion or exchange applicable thereto;
(g)the right, if any, to subscribe for or to purchase any securities of the Company or any other corporation or other entity;
(h)the provisions, if any, of a sinking fund applicable to such series; and
(i)any other relative, participating, optional, or other special powers, preferences or rights and qualifications, limitations, or restrictions thereof;

all as may be determined from time to time by the Board and stated or expressed in the resolution or resolutions providing for the issuance of such Preferred Stock (collectively, a “Preferred Stock Designation”).
Section 3. Common Stock. Subject to the rights of the holders of any series of Preferred Stock, the holders of Common Stock will be entitled to one vote on each matter submitted to a vote at a meeting of stockholders for each share of Common Stock held of record by such holder as of the record date for such meeting.

ARTICLE V
The Board may make, amend, and repeal the Bylaws of the Company. Any Bylaw made by the Board under the powers conferred hereby may be amended or repealed by the Board (except as specified in any such Bylaw so made or amended) or by the stockholders in the manner provided in the Bylaws of the Company. Notwithstanding the foregoing and anything contained in this Certificate of Incorporation or the Bylaws to the contrary, Bylaws 1, 3, 8, 10, 11, 12, 13, and 37 may not be amended or repealed by the stockholders, and no provision inconsistent therewith may be adopted by the stockholders, without the affirmative vote of the holders of at least a majority of the voting power of the outstanding Voting Stock (as defined below), voting together as a single class. The Company may in its Bylaws confer powers upon the Board in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board by applicable law. For the purposes of this Certificate of Incorporation, “Voting Stock” means stock of the Company of any class or series entitled to vote generally in the election of Directors. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least a majority of the Voting Stock, voting together as a single class, is required to amend or repeal, or to adopt any provision inconsistent with, this Article V.
ARTICLE VI
Subject to the rights of the holders of any series of Preferred Stock:
(a)any action required or permitted to be taken by the stockholders of the Company must be effected at a duly called annual or special meeting of stockholders of the Company and may not be effected by any consent in writing of such stockholders; and
(b)special meetings of stockholders of the Company may be called only (i) by the Chairman of the Board (the “Chairman”), (ii) by the President of the Company (the “President”), or (iii) by the Secretary of the Company (the “Secretary”) within 10 calendar days after receipt of the written request of a majority of the total number of Directors that the Company would have if there were no vacancies (the “Whole Board”).
At any annual meeting or special meeting of stockholders of the Company, only such business will be conducted or considered as has been brought before such meeting in the manner provided in the Bylaws of the Company. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least a majority of the voting power of the outstanding Voting Stock, voting together as a single class, will be required to amend or repeal, or adopt any provision inconsistent with, this Article VI.
ARTICLE VII
Section 1. Number, Election, and Terms of Directors. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional Directors under circumstances specified in a Preferred Stock Designation, the number of the Directors of the Company will not be less than three nor more than 12 and will be fixed from time to time in the manner provided in the Bylaws of the Company. The Directors shall be elected at each annual meeting of the stockholders of the Company by plurality vote of all votes cast at such meeting to hold office for a term expiring at the next annual meeting of stockholders. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional Directors under circumstances specified in a Preferred Stock Designation, Directors may be elected by the stockholders only at an annual meeting of stockholders. Election of Directors of the Company need not be by written ballot unless requested by the Chairman or by the holders of a majority of the Voting Stock present in person or represented by proxy at a meeting of the stockholders at which Directors are to be elected. If authorized by the Board, such requirement of a written ballot shall be satisfied by a ballot submitted by electronic transmission, provided that any such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder or proxy holder.
Section 2. Nomination of Director Candidates. Advance notice of stockholder nominations for the election of Directors must be given in the manner provided in the Bylaws of the Company.

Section 3. Newly Created Directorships and Vacancies. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional Directors under circumstances specified in a Preferred Stock Designation, newly created directorships resulting from any increase in the number of Directors and any vacancies on the Board resulting from death, resignation, disqualification, removal, or other cause will be filled solely by the affirmative vote of a majority of the Directors then in office, even though less than a quorum of the Board, or by a sole remaining Director. Any Director elected in accordance with the preceding sentence will hold office until the next annual meeting of stockholders and until such Director's successor has been elected and qualified. No decrease in the number of Directors constituting the Board may shorten the term of any incumbent Director.

Section 4. Removal. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional Directors under circumstances specified in a Preferred Stock Designation, stockholders may remove any Director from office only for cause and only in the manner provided in this Article VII, Section 4. At any annual meeting or special meeting of the stockholders, the notice of which states that the removal of a Director or Directors is among the purposes of the meeting, the affirmative vote of the holders of at least a majority of the voting power of the outstanding Voting Stock, voting together as a single class, may remove such Director or Directors for cause.

Section 5. Amendment, Repeal, Etc. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least a majority of the voting power of the outstanding Voting Stock, voting together as a single class, is required to amend or repeal, or adopt any provision inconsistent with, this Article VII.

ARTICLE VIII
To the full extent permitted by the DGCL or any other applicable law currently or hereafter in effect, no Director of the Company will be personally liable to the Company or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a Director of the Company. Any repeal or modification of this Article VIII will not adversely affect any right or protection of a Director of the Company existing prior to such repeal or modification.
ARTICLE IX
Section 1. Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she is or was a director or an officer of the Company or is or was serving at the request of the Company, while a director or officer of the Company, as a director, officer, employee or agent of another company or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (an “Indemnitee”), whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Company to the fullest extent permitted or required by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than such law permitted the Company to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith; provided, however, that, except as provided in Section 3 of this Article IX with respect to Proceedings to enforce rights to indemnification, the Company shall indemnify any such Indemnitee in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if such Proceeding (or part thereof) was authorized by the Board of Directors of the Company.

Section 2. Right to Advancement of Expenses. The right to indemnification conferred in Section 1 of this Article IX shall include the right to be paid by the Company the expenses (including, without limitation, attorneys' fees and expenses) incurred in defending any such Proceeding in advance of its final disposition (an “Advancement of Expenses”); provided, however, that, if the DGCL so requires, an Advancement of Expenses incurred by an Indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Company of an undertaking (an “Undertaking”), by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (a “Final Adjudication”) that such Indemnitee is not entitled to be indemnified for such expenses under this Section 2 or otherwise. The rights to indemnification and to the Advancement of Expenses conferred in Sections 1 and 2 of this Article IX shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the Indemnitee's heirs, executors and administrators.

Section 3. Right of Indemnitee to Bring Suit. If a claim under Section 1 or 2 of this Article IX is not paid in full by the Company within 60 calendar days after a written claim has been received by the Company, except in the case of a claim for an Advancement of Expenses, in which case the applicable period shall be 20 calendar days, the Indemnitee may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Company to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an Advancement of Expenses) it shall be a defense that, and (ii) any suit brought by the Company to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Company shall be entitled to recover such expenses upon a Final Adjudication that, the Indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Company (including its directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Company (including its directors, independent legal counsel or stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an Advancement of Expenses hereunder, or brought by the Company to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such Advancement of Expenses, under this Article IX or otherwise shall be on the Company.

Section 4. Non-Exclusivity of Rights. The rights to indemnification and to the Advancement of Expenses conferred in this Article IX shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Company's Certificate of Incorporation, By-laws, agreement, vote of stockholders or disinterested directors or otherwise.

Section 5. Insurance. The Company may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Section 6. Indemnification of Employees and Agents of the Company. The Company may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the Advancement of Expenses to any employee or agent of the Company or to any person who serves at the request of the Company as a director, officer, employee or agent of another company or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, to the fullest extent of the provisions of this Article IX with respect to the indemnification and Advancement of Expenses of directors and officers of the Company or as otherwise permitted or required by the DGCL.

APPENDIX B

ALON USA ENERGY, INC.
SECOND AMENDED AND RESTATED
2005 INCENTIVE COMPENSATION PLAN

SECTION		PAGE

1	Purpose ..........................................................................................................................................	1
2	Term ...............................................................................................................................................	1
3	Definitions .....................................................................................................................................	1
4	Shares Available Under Plan .........................................................................................................	5
5	Limitations on Awards ...................................................................................................................	5
6	Stock Options .................................................................................................................................	6
7	Appreciation Rights .......................................................................................................................	8
8	Restricted Shares ...........................................................................................................................	9
9	Restricted Stock Units ...................................................................................................................	10
10	Performance Shares and Performance Units .................................................................................	11
11	Senior Executive Plan Bonuses .....................................................................................................	12
12	Awards to Eligible Directors ..........................................................................................................	13
13	Transferability ................................................................................................................................	13
14	Adjustments ...................................................................................................................................	13
15	Fractional Shares ...........................................................................................................................	14
16	Withholding Taxes .........................................................................................................................	14
17	Administration of the Plan .............................................................................................................	15
18	Amendments and Other Matters ....................................................................................................	15
19	Governing Law ..............................................................................................................................	16

ALON USA ENERGY, INC.
SECOND AMENDED AND RESTATED
2005 INCENTIVE COMPENSATION PLAN

Alon USA Energy, Inc., a Delaware corporation (the “Company”), establishes the Alon USA Energy, Inc. Second Amended and Restated 2005 Incentive Compensation Plan (the “Plan”).

1.
Purpose. The Plan amends and restates the Amended and Restated Alon USA Energy, Inc. 2005 Incentive Compensation Plan (the “Prior Plan”). The purpose of the Plan is to recruit and retain highly qualified directors, executive officers and selected employees, and to provide them incentives to put forth maximum efforts for the success of the Company's business, in order to serve the best interests of the Company and its stockholders.

2.
Term. The Prior Plan was approved at the Company's 2010 annual meeting of the stockholders. The amendments affected by this Plan were approved by the Board on March 5, 2012 and will become effective, subject to approval by the stockholders of the Company, on the date of such stockholder approval. The Plan will expire on the tenth anniversary of the date on which it is approved by the stockholders of the Company. No further Awards will be made under the Plan on or after such tenth anniversary. Awards that are outstanding on the date the Plan terminates will remain in effect according to their terms and the provisions of the Plan.

3.	Definitions. The following terms, when used in the Plan with initial capital letters, will have the following meanings:

(a)	Appreciation Right means a right granted pursuant to Section 7.

(b)
Award means the award of a Senior Executive Plan Bonus; the grant of Appreciation Rights, Stock Options, Performance Shares, Performance Units or Restricted Stock Units; or the grant or sale of Restricted Shares.

(c)	Board means the Board of Directors of the Company.

(d)	Code means the Internal Revenue Code of 1986, as in effect from time to time.

(e)	Committee means:

(i)
with respect to any matter arising under the Plan that relates to a Participant who is subject to Section 16 of the Exchange Act, the Incentive Compensation Plan Committee appointed by the Board, which committee at all times will consist of two or more members of the Board, all of whom are intended (A) to meet all applicable independence requirements of the New York Stock Exchange or the principal national securities exchange or principal market on or in which the Common Stock is traded and (B) to

(1)

qualify as “non-employee directors” as defined in Rule 16b-3 and as “outside directors” as defined in regulations adopted under Section 162(m) of the Code, as such terms may be amended from time to time, provided, however, that the failure of a member of the Committee to so qualify will not invalidate any Award granted to such Participant under the Plan;

(ii)	with respect to any matter arising under the Plan that relates to any other Participant, the Compensation Committee of the Board; and

(iii)	to the extent the administration of the Plan has been assumed by the Board pursuant to Section 17, the Board.

(f)
Common Stock means the common stock, par value $.01 per share, of the Company or any security into which such Common Stock may be changed by reason of any transaction or event of the type described in Section 14.

(g)	Date of Grant means the date specified by the Committee on which an Award will become effective.

(h)	Deferral Period means the period of time during which Restricted Stock Units are subject to deferral limitations under Section 9.

(i)
Eligible Director means a member of the Board or, if designated by the Board, any member of the board of directors or board of managers of a Subsidiary who is not (i) an employee of the Company or any Subsidiary or (ii) an officer, director or employee of (A) Alon Israel Oil Company or any of its affiliates other than the Company or any Subsidiary; (B) Africa Israel Investments Ltd. or any of its affiliates; (C) Bielsol Investments (1987) Ltd. or any of its affiliates; or (D) Kibbutz Movement or any of its affiliates.

(j)
Evidence of Award means an agreement, certificate, resolution or other type or form of writing or other evidence approved by the Committee which sets forth the terms and conditions of an Award. An Evidence of Award may be in any electronic medium, may be limited to a notation on the books and records of the Company and need not be signed by a representative of the Company or a Participant.

(k)	Exchange Act means the Securities Exchange Act of 1934, as amended.

(l)	Grant Price means the price per share of Common Stock at which an Appreciation Right is granted.

(m)
Management Objectives means the measurable performance objectives, if any, established by the Committee for a Performance Period that are to be achieved with respect to an Award. Management Objectives may be described in terms of company-wide objectives (i.e., the performance of the Company and all of its Subsidiaries) or in terms of objectives that are related to the performance of the individual Participant or of the division, Subsidiary, department, region or

(2)

function within the Company or a Subsidiary in which the Participant receiving the Award is employed or on which the Participant's efforts have the most influence. The achievement of the Management Objectives established by the Committee for any Performance Period will be determined without regard to any change in accounting standards by the Financial Accounting Standards Board or any successor entity.

The Management Objectives applicable to any Award to a Participant who is, or is determined by the Committee to be likely to become, a “covered employee” within the meaning of Section 162(m) of the Code (or any successor provision) will be limited to specified levels of, growth in, or performance relative to peer company performance in, one or more of the following performance measures (excluding the effect of extraordinary or nonrecurring items unless the Committee specifically includes any such extraordinary or nonrecurring item at the time such Award is granted):

(i)	profitability measures;

(ii)	revenue, sales and same store sales measures;

(iii)	business unit performance;

(iv)	leverage measures;

(v)	stockholder return;

(vi)	expense management;

(vii)	asset and liability measures;

(viii)	individual performance;

(ix)	supply chain efficiency;

(x)	customer satisfaction;

(xi)	productivity measures;

(xii)	cash flow measures;

(xiii)	return measures; and

(xiv)	product development and/or performance

If the Committee determines that, as a result of a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which the Company conducts its business, or any other events or circumstances, the Management Objectives are no longer suitable, the Committee may in its discretion modify such Management Objectives or the related minimum acceptable level of

(3)

achievement, in whole or in part, with respect to a Performance Period as the Committee deems appropriate and equitable.

(n)
Market Value per Share means, at any date, the closing sale price of the Common Stock on that date (or, if there are no sales on that date, the last preceding date on which there was a sale) on the principal national securities exchange or in the principal market on or in which the Common Stock is traded.

(o)	Option Price means the purchase price per share payable on exercise of a Stock Option.

(p)
Participant means a person who is selected by the Committee to receive an Award under the Plan and who at that time is an executive officer or other key employee of the Company or any Subsidiary, or who at that time is an Eligible Director, provided that an Eligible Director shall be a Participant only for purposes of Awards of Restricted Shares.

(q)	Performance Share means a bookkeeping entry that records the equivalent of one share of Common Stock awarded pursuant to Section 10.

(r)
Performance Period means, with respect to an Award, a period of time within which the Management Objectives relating to such Award are to be measured. The Performance Period for a Senior Executive Plan Bonus will be the fiscal year of the Company, and, unless otherwise expressly provided in the Plan, the Performance Period for all other Awards will be established by the Committee at the time of the Award.

(s)	Performance Unit means a unit equivalent to $1.00 (or such other value as the Committee determines) granted pursuant to Section 10.

(t)	Restricted Shares means shares of Common Stock granted or sold pursuant to Section 8 as to which neither the ownership restrictions nor the restrictions on transfer have expired.

(u)	Restricted Stock Units means an Award pursuant to Section 9 of the right to receive shares of Common Stock at the end of a specified Deferral Period.

(v)	Rule 16b-3 means Rule 16b-3 under Section 16 of the Exchange Act as amended (or any successor rule to the same effect), as in effect from time to time.

(w)	Senior Executive Plan Bonus means an Award of annual incentive compensation made pursuant to and subject to the conditions set forth in Section 11.

(x)	Senior Officer means for purposes of Section 5(b), the Chief Executive Officer, President, Chief Financial Officer, Chief Operating Officer, or any Senior Vice President of the Company.

(4)

(y)
Spread means the excess of the Market Value per Share on the date an Appreciation Right is exercised over (i) the Option Price provided for in the Stock Option granted in tandem with the Appreciation Right or (ii) if there is no tandem Stock Option, the Grant Price provided for in the Appreciation Right, in either case multiplied by the number of shares of Common Stock in respect of which the Appreciation Right is exercised.

(z)	Stock Option means the right to purchase shares of Common Stock upon exercise of an option granted pursuant to Section 6.

(aa)
Subsidiary means (i) any corporation of which at least 50% of the combined voting power of the then outstanding shares of Voting Stock is owned directly or indirectly by the Company, (ii) any partnership of which at least 50% of the profits interest or capital interest is owned directly or indirectly by the Company and (iii) any other entity of which at least 50% of the total equity interest is owned directly or indirectly by the Company.

(bb)	Voting Stock means the securities entitled to vote generally in the election of directors or persons who serve similar functions.

4.
Shares Available Under Plan. The aggregate number of shares of Common Stock that may be (i) subject to an Award of Appreciation Rights or Stock Options or (ii) issued or transferred as Restricted Shares and released from all restrictions or in payment of Performance Shares, Performance Units, Restricted Stock Units or Senior Executive Plan Bonuses will not exceed in the aggregate 5,200,000 shares consisting of (A) 2,200,000 shares originally authorized under the Prior Plan, and (B) an additional 3,000,000 shares. Such shares may be shares of original issuance or treasury shares or a combination of the foregoing. The number of shares of Common Stock available under this Section 4 will be subject to adjustment as provided in Section 14 and will be further adjusted to include shares that relate to Awards that expire or are forfeited. The number of shares of Common Stock available under this Section 4 will not be adjusted to include (i) any shares withheld by, or tendered to, the Company in payment of the Option Price with respect to a Stock Option or in satisfaction of the taxes required to be withheld in connection with any Award granted under the Plan or (ii) any shares subject to an Appreciation Right that are not transferred to a Participant upon exercise of the Appreciation Right.

5.	Limitations on Awards. Awards under the Plan will be subject to the following limitations:

(a)
No more than 5,200,000 shares of Common Stock, subject to adjustment as provided in Section 4, may be subject to an Award of Stock Options that are intended to qualify as incentive stock options under Section 422 of the Code.

(b)	The maximum number of shares of Common Stock that:

(i)	may be subject to Stock Options or Appreciation Rights granted to a Participant during any calendar year will not exceed 100,000 shares plus

(5)

an additional 100,000 shares with respect to Stock Options or Appreciation Rights granted a Participant who has not previously been employed by the Company or any Subsidiary and

(ii)
may be granted to a Participant during any calendar year as Performance Shares, Restricted Shares or Restricted Stock Units may not exceed 50,000 shares plus an additional 50,000 shares with respect to Performance Shares, Restricted Shares or Restricted Stock Units granted a Participant who has not previously been employed by the Company or any Subsidiary; provided however, that, upon prior approval of the Board, a Senior Officers of the Company may, in addition to any other grants to such individual pursuant to the Plan, receive a one-time grant of up to 500,000 shares with respect to Performance Shares, Restricted Shares or Restricted Stock Units.

The limitations set forth in this Section 5(b) will apply without regard to whether the applicable Award is settled in cash or in shares of Common Stock.

(c)	The maximum aggregate cash value of payments to any Participant for any Performance Period pursuant to an award of Performance Units will not exceed $1 million.

(d)	The payment of a Senior Executive Plan Bonus to any Participant will not exceed $1 million.

6.
Stock Options. The Committee may from time to time authorize grants of options to any Participant to purchase shares of Common Stock upon such terms and conditions as it may determine in accordance with this Section 6. Each Participant who is a key employee of the Company or any Subsidiary will be eligible to receive a grant of Stock Options that are intended to qualify as incentive stock options within the meaning of Section 422 of the Code. Each grant of Stock Options may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a)	Each grant will specify the number of shares of Common Stock to which it relates.

(b)	Each grant will specify the Option Price, which will not be less than 100% of the Market Value per Share on the Date of Grant.

(c)
Each grant will specify whether the Option Price will be payable (i) in cash or by check acceptable to the Company, (ii) by the actual or constructive transfer to the Company of shares of Common Stock owned by the Participant for at least six months (or, with the consent of the Committee, for less than six months) having an aggregate Market Value per Share at the date of exercise equal to the aggregate Option Price, (iii) with the consent of the Committee, by authorizing the Company to withhold a number of shares of Common Stock otherwise issuable to the Participant having an aggregate Market Value per Share

(6)

on the date of exercise equal to the aggregate Option Price or (iv) by a combination of such methods of payment; provided, however, that the payment methods described in clauses (ii) and (iii) will not be available at any time that the Company is prohibited from purchasing or acquiring such shares of Common Stock.

(d)
To the extent permitted by law, any grant may provide for deferred payment of the Option Price from the proceeds of sale through a bank or broker of some or all of the shares to which such exercise relates.

(e)	Successive grants may be made to the same Participant whether or not any Stock Options or other Awards previously granted to such Participant remain unexercised or outstanding.

(f)
Each grant will specify the required period or periods of continuous service by the Participant with the Company or any Subsidiary that are necessary before the Stock Options or installments thereof will become exercisable.

(g)	Any grant may specify the Management Objectives that must be achieved as a condition to the exercise of the Stock Options.

(h)	Any grant may provide for the earlier exercise of the Stock Options in the event of a change in control or other similar transaction or event.

(i)	Stock Options may be (i) options which are intended to qualify under particular provisions of the Code, (ii) options which are not intended to so qualify or (iii) combinations of the foregoing.

(j)	On or after the Date of Grant, the Committee may provide for the payment to the Participant of dividend equivalents thereon in cash or Common Stock on a current, deferred or contingent basis.

(k)
The Committee will have the right to substitute Appreciation Rights for outstanding Options granted to one or more Participants, provided the terms and the economic benefit of the substituted Appreciation Rights are at least equivalent to the terms and economic benefit of such Options, as determined by the Committee in its discretion.

(l)
Any grant may provide for the effect on the Stock Options or any shares of Common Stock issued, or other payment made, with respect to the Stock Options of any conduct of the Participant determined by the Committee to be injurious, detrimental or prejudicial to any significant interest of the Company or any Subsidiary.

(m)
Each grant will be evidenced by an Evidence of Award, which may contain such terms and provisions, consistent with the Plan, as the Committee may approve, including without limitation provisions relating to the Participant's

(7)

termination of employment or other termination of service by reason of retirement, death, disability or otherwise.

7.
Appreciation Rights. The Committee may also from time to time authorize grants to any Participant of Appreciation Rights upon such terms and conditions as it may determine in accordance with this Section 7. Appreciation Rights may be granted in tandem with Stock Options or separate and apart from a grant of Stock Options. An Appreciation Right will be a right of the Participant to receive from the Company upon exercise an amount which will be determined by the Committee at the Date of Grant and will be expressed as a percentage of the Spread (not exceeding 100%) at the time of exercise. An Appreciation Right granted in tandem with a Stock Option may be exercised only by surrender of the related Stock Option. Each grant of an Appreciation Right may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a)
Each grant will state whether it is made in tandem with Stock Options and, if not made in tandem with any Stock Options, will specify the number of shares of Common Stock in respect of which it is made.

(b)
Each grant made in tandem with Stock Options will specify the Option Price and each grant not made in tandem with Stock Options will specify the Grant Price, which in either case will not be less than 100% of the Market Value per Share on the Date of Grant.

(c)
Any grant may provide that the amount payable on exercise of an Appreciation Right may be paid (i) in cash, (ii) in shares of Common Stock having an aggregate Market Value per Share equal to the Spread (or the designated percentage of the Spread) or (iii) in a combination thereof, as determined by the Committee in its discretion.

(d)	Any grant may specify that the amount payable to the Participant on exercise of an Appreciation Right may not exceed a maximum amount specified by the Committee at the Date of Grant.

(e)	Successive grants may be made to the same Participant whether or not any Appreciation Rights or other Awards previously granted to such Participant remain unexercised or outstanding.

(f)
Each grant will specify the required period or periods of continuous service by the Participant with the Company or any Subsidiary that are necessary before the Appreciation Rights or installments thereof will become exercisable, and will provide that no Appreciation Rights may be exercised except at a time when the Spread is positive and, with respect to any grant made in tandem with Stock Options, when the related Stock Options are also exercisable.

(g)	Any grant may specify the Management Objectives that must be achieved as a condition to the exercise of the Appreciation Rights.

(8)

(h)	Any grant may provide for the earlier exercise of the Appreciation Rights in the event of a change in control or other similar transaction or event.

(i)	On or after the Date of Grant, the Committee may provide for the payment to the Participant of dividend equivalents thereon in cash or Common Stock on a current, deferred or contingent basis.

(j)
Any grant may provide for the effect on the Appreciation Rights or any shares of Common Stock issued, or other payment made, with respect to the Appreciation Rights of any conduct of the Participant determined by the Committee to be injurious, detrimental or prejudicial to any significant interest of the Company or any Subsidiary.

(k)
Each grant will be evidenced by an Evidence of Award, which may contain such terms and provisions, consistent with the Plan, as the Committee may approve, including without limitation provisions relating to the Participant's termination of employment or other termination of service by reason of retirement, death, disability or otherwise.

8.
Restricted Shares. The Committee may also from time to time authorize grants or sales to any Participant of Restricted Shares upon such terms and conditions as it may determine in accordance with this Section 8. Each grant or sale will constitute an immediate transfer of the ownership of shares of Common Stock to the Participant in consideration of the performance of services, entitling such Participant to voting and other ownership rights, but subject to the restrictions set forth in this Section 8. Each such grant or sale may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a)
Each grant or sale may be made without additional consideration or in consideration of a payment by the Participant that is less than the Market Value per Share at the Date of Grant, except as may otherwise be required by the Delaware General Corporation Law.

(b)	Each grant or sale may limit the Participant's dividend rights during the period in which the shares of Restricted Shares are subject to any such restrictions.

(c)
Each grant or sale will provide that the Restricted Shares will be subject, for a period to be determined by the Committee at the Date of Grant, to one or more restrictions, including without limitation a restriction that constitutes a “substantial risk of forfeiture” within the meaning of Section 83 of the Code and the regulations of the Internal Revenue Service under such section.

(d)	Any grant or sale may specify the Management Objectives that, if achieved, will result in the termination or early termination of the restrictions applicable to the shares.

(9)

(e)	Any grant or sale may provide for the early termination of any such restrictions in the event of a change in control or other similar transaction or event.

(f)
Each grant or sale will provide that during the period for which such restriction or restrictions are to continue, the transferability of the Restricted Shares will be prohibited or restricted in a manner and to the extent prescribed by the Committee at the Date of Grant (which restrictions may include without limitation rights of repurchase or first refusal in favor of the Company or provisions subjecting the Restricted Shares to continuing restrictions in the hands of any transferee).

(g)
Any grant or sale may provide for the effect on the Restricted Shares or any shares of Common Stock issued free of restrictions, or other payment made, with respect to the Restricted Shares of any conduct of the Participant determined by the Committee to be injurious, detrimental or prejudicial to any significant interest of the Company or any Subsidiary.

(h)
Each grant or sale will be evidenced by an Evidence of Award, which may contain such terms and provisions, consistent with the Plan, as the Committee may approve, including without limitation provisions relating to the Participant's termination of employment or other termination of service by reason of retirement, death, disability or otherwise.

9.
Restricted Stock Units. The Committee may also from time to time authorize grants or sales to any Participant of Restricted Stock Units upon such terms and conditions as it may determine in accordance with this Section 9. Each grant or sale will constitute the agreement by the Company to issue or transfer shares of Common Stock to the Participant in the future in consideration of the performance of services, subject to the fulfillment during the Deferral Period of such conditions as the Committee may specify. Each such grant or sale may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a)
Each grant or sale may be made without additional consideration from the Participant or in consideration of a payment by the Participant that is less than the Market Value per Share on the Date of Grant, except as may otherwise be required by the Delaware General Corporation Law.

(b)
Each grant or sale will provide that the Restricted Stock Units will be subject to a Deferral Period, which will be fixed by the Committee on the Date of Grant, and any grant or sale may provide for the earlier termination of such period in the event of a change in control or other similar transaction or event.

(c)
During the Deferral Period, the Participant will not have any right to transfer any rights under the Restricted Stock Units, will not have any rights of ownership in the Restricted Stock Units and will not have any right to vote the

(10)

Restricted Stock Units, but the Committee may on or after the Date of Grant authorize the payment of dividend equivalents on such shares in cash or Common Stock on a current, deferred or contingent basis.

(d)
Any grant or sale may provide for the effect on the Restricted Stock Units or any shares of Common Stock issued free of restrictions, or other payment made, with respect to the Restricted Stock Units of any conduct of the Participant determined by the Committee to be injurious, detrimental or prejudicial to any significant interest of the Company or any Subsidiary.

(e)
Each grant or sale will be evidenced by an Evidence of Award, which will contain such terms and provisions as the Committee may determine consistent with the Plan, including without limitation provisions relating to the Participant's termination of employment or other termination of service by reason of retirement, death, disability or otherwise.

10.
Performance Shares and Performance Units. The Committee may also from time to time authorize grants to any Participant of Performance Shares and Performance Units, which will become payable upon achievement of specified Management Objectives, upon such terms and conditions as it may determine in accordance with this Section 10. Each such grant may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a)	Each grant will specify the number of Performance Shares or Performance Units to which it relates.

(b)	The Performance Period with respect to each Performance Share and Performance Unit will be determined by the Committee at the time of grant.

(c)	Each grant will specify the Management Objectives that, if achieved, will result in the payment of the Performance Shares or Performance Units.

(d)
Each grant will specify the time and manner of payment of Performance Shares or Performance Units which have become payable, which payment may be made in (i) cash, (ii) shares of Common Stock having an aggregate Market Value per Share equal to the aggregate value of the Performance Shares or Performance Units which have become payable or (iii) any combination thereof, as determined by the Committee in its discretion at the time of payment.

(e)
Any grant of Performance Shares may specify that the amount payable with respect thereto may not exceed a maximum specified by the Committee on the Date of Grant. Any grant of Performance Units may specify that the amount payable, or the number of shares of Common Stock issued, with respect to the Performance Units may not exceed maximums specified by the Committee on the Date of Grant.

(11)

(f)
On or after the Date of Grant, the Committee may provide for the payment to the Participant of dividend equivalents on Performance Shares in cash or Common Stock on a current, deferred or contingent basis.

(g)
Any grant may provide for the effect on the Performance Shares or Performance Units or any shares of Common Stock issued, or other payment made, with respect to the Performance Shares or Performance Units of any conduct of the Participant determined by the Committee to be injurious, detrimental or prejudicial to any significant interest of the Company or any Subsidiary.

(h)
Each grant will be evidenced by an Evidence of Award, which will contain such terms and provisions as the Committee may determine consistent with the Plan, including without limitation provisions relating to the payment of the Performance Shares or Performance Units in the event of a change in control or other similar transaction or event and provisions relating to the Participant's termination of employment or other termination of service by reason of retirement, death, disability or otherwise.

11.
Senior Executive Plan Bonuses. The Committee may from time to time authorize the payment of annual incentive compensation to a Participant who is, or is determined by the Committee to be likely to become, a “covered employee” within the meaning of Section 162(m) of the Code (or any successor provision), which incentive compensation will become payable upon achievement of specified Management Objectives. Subject to Section 5(d), Senior Executive Plan Bonuses will be payable upon such terms and conditions as the Committee may determine in accordance with the following provisions:

(a)
No later than 90 days after the first day of the Company's fiscal year, the Committee will specify the Management Objectives that, if achieved, will result in the payment of a Senior Executive Plan Bonus for such year.

(b)
Following the close of the Company's fiscal year, the Committee will certify in writing whether the specified Management Objectives have been achieved. Approved minutes of a meeting of the Committee at which such certification is made will be treated as written certification for this purpose. The Committee will also specify the time and manner of payment of a Senior Executive Plan Bonus which becomes payable, which payment may be made in (i) cash, (ii) shares of Common Stock having an aggregate Market Value per Share equal to the aggregate value of the Senior Executive Plan Bonus which has become payable or (iii) any combination thereof, as determined by the Committee in its discretion at the time of payment.

(c)
If a change in control occurs during a Performance Period, the Senior Executive Plan Bonus payable to each Participant for the Performance Period will be determined at the highest level of achievement of the Management Objectives, without regard to actual performance and without proration for less than a full

(12)

Performance Period. The Senior Executive Plan Bonus will be paid at such time following the change in control as the Committee determines in its discretion, but in no event later than 30 days after the date of an event which results in a change in control.

(d)
Each grant may be evidenced by an Evidence of Award, which will contain such terms and provisions as the Committee may determine consistent with the Plan, including without limitation provisions relating to the Participant's termination of employment by reason of retirement, death, disability or otherwise.

12.	Awards to Eligible Directors.

(a)
Effective upon the consummation of the Company's initial public offering, each Eligible Director will be granted Restricted Shares having an aggregate Market Value per Share equal to $25,000 on the Date of Grant.

(b)
Following the Company's initial public offering, on the date of an Eligible Director's first election to the Board, if such date is not also the date of an annual meeting of the stockholders of the Company, and immediately after each annual meeting of the stockholders of the Company, each Eligible Director will be granted Restricted Shares having an aggregate Market Value per Share equal to $25,000 on the Date of Grant.

(c)
Each grant of Restricted Shares to an Eligible Director will vest in three equal installments on the first, second and third anniversaries of the Date of Grant and may not be sold or otherwise transferred (other than by will or the laws of descent and distribution) prior to such vesting date. If, prior to a vesting date, an Eligible Director voluntarily resigns or is removed from the Board, the Eligible Director's unvested Restricted Shares will be forfeited and cancelled. In the event of an Eligible Director's retirement from the Board, death or disability prior to a vesting date, all unvested Restricted Shares will become fully vested.

13.
Transferability. No Award may be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution, pursuant to a qualified domestic relations order or, with the consent of the Committee, by gifts to family members of the Participant, including to trusts in which family members of the Participant own more than 50% of the beneficial interests, to foundations in which family members of the Participant or the Participant controls the management of assets and to other entities in which more than 50% of the voting interests are owned by family members of the Participant or the Participant. No Stock Option or Appreciation Right granted to a Participant will be exercisable during the Participant's lifetime by any person other than the Participant or the Participant's guardian or legal representative or any permitted transferee.

14. Adjustments.

(a)	The Committee may make or provide for such adjustments in (i) the maximum number of shares of Common Stock specified in Sections 4 and 5,

(13)

(ii) the number of shares of Common Stock covered by outstanding Stock Options, Appreciation Rights, Performance Shares and Restricted Stock Units granted under the Plan, (iii) the Option Price or Grant Price applicable to any Stock Options and Appreciation Rights, and (iv) the kind of shares covered by any such Awards (including shares of another issuer), as the Committee in its discretion, exercised in good faith, may determine is equitably required to prevent dilution or enlargement of the rights of Participants that otherwise would result from (x) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, or (y) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (z) any other corporate transaction or event having an effect similar to any of the foregoing. In the event of any such transaction or event, the Committee, in its discretion, may provide in substitution for any or all outstanding Awards such alternative consideration as it, in good faith, may determine to be equitable in the circumstances and may require in connection with such substitution the surrender of all Awards so replaced. Moreover, the Committee may on or after the Date of Grant provide in the Evidence of Award under the Plan that the holder of the Award may elect to receive an equivalent award in respect of securities of the surviving entity of any merger, consolidation or other transaction or event having a similar effect, or the Committee may provide that the holder will automatically be entitled to receive such an equivalent award.

(b)
The Committee may accelerate the payment of, or vesting with respect to, any Award under the Plan upon the occurrence of a transaction or event described in this Section 14; provided, however, that in the case of any Award that constitutes a deferral of compensation within the meaning of Section 409A of the Code, the Committee will not accelerate the payment of the Award unless it determines in good faith that such transaction or event satisfies the requirements of a change in control event under guidance issued by the Secretary of the Treasury under Section 409A.

15.
Fractional Shares. the Company will not be required to issue any fractional share of Common Stock pursuant to the Plan. The Committee may provide for the elimination of fractions or for the settlement of fractions in cash.

16.
Withholding Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by a Participant or other person under the Plan, and the amounts available to the Company for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes required to be withheld. In addition, if permitted by the Committee, the Participant or such other person may elect to have any withholding obligation of the Company satisfied with shares of Common Stock that would otherwise be transferred to the Participant or such other person in payment of the Participant's Award.

(14)

However, without the consent of the Committee, shares of Common Stock will not be withheld in excess of the minimum number of shares required to satisfy the Company's withholding obligation.

17.	Administration of the Plan.

(a)
Unless the administration of the Plan has been expressly assumed by the Board pursuant to a resolution of the Board, the Plan will be administered by the Committee. A majority of the Committee will constitute a quorum, and the action of the members of the Committee present at any meeting at which a quorum is present, or acts unanimously approved in writing, will be the acts of the Committee.

(b)
The Committee has the full authority and discretion to administer the Plan and to take any action that is necessary or advisable in connection with the administration of the Plan, including without limitation the authority and discretion to interpret and construe any provision of the Plan or of any agreement, notification or document evidencing an Award. The interpretation and construction by the Committee of any such provision and any determination by the Committee pursuant to any provision of the Plan or of any such agreement, notification or document will be final and conclusive. No member of the Committee will be liable for any such action or determination made in good faith.

(c)
It is the Company's intention that any Award granted under the Plan that constitutes a deferral of compensation within the meaning of Section 409A of the Code and the guidance issued by the Secretary of the Treasury under Section 409A satisfy the requirements of Section 409A. In granting such an Award, the Committee will use its best efforts to exercise its authority under the Plan with respect to the terms of such Award in a manner that the Committee determines in good faith will cause the Award to comply with Section 409A and thereby avoid the imposition of penalty taxes and interest upon the Participant receiving the Award.

(d)
If the administration of the Plan is assumed by the Board pursuant to Section 17(a), the Board will have the same authority, power, duties, responsibilities and discretion given to the Committee under the terms of the Plan.

18. Amendments and Other Matters.

(a)
The Plan may be amended from time to time by the Committee or the Board but may not be amended without further approval by the stockholders of the Company if such amendment would result in the Plan no longer satisfying any applicable requirements of the New York Stock Exchange (or the principal national securities exchange on which the Common Stock is traded), Rule 16b-3 or Section 162(m) of the Code.

(b)	Neither the Committee nor the Board will authorize the amendment of any outstanding Stock Option to reduce the Option Price without the further approval

(15)

of the stockholders of the Company. Furthermore, no Stock Option will be cancelled and replaced with Stock Options having a lower Option Price without further approval of the stockholders of the Company. The provisions of this Section 18(b) are intended to prohibit the repricing of “underwater” Stock Options and will not be construed to prohibit the adjustments provided for in Section 14.

(c)	The Plan may be terminated at any time by action of the Board. The termination of the Plan will not adversely affect the terms of any outstanding Award.

(d)
The Plan does not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate such Participant's employment or other service at any time.

(e)
If the Committee determines, with the advice of legal counsel, that any provision of the Plan would prevent the payment of any Award intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Code from so qualifying, such Plan provision will be invalid and cease to have any effect without affecting the validity or effectiveness of any other provision of the Plan.

19.
Governing Law. The Plan, all Awards and all actions taken under the Plan and the Awards will be governed in all respects in accordance with the laws of the State of Delaware, including without limitation, the Delaware statute of limitations, but without giving effect to the principles of conflicts of laws of such State.

(16)